                           ASSET PURCHASE AGREEMENT

                         DATED AS OF DECEMBER 31, 1993

                                     AMONG

                             MERRILL CORPORATION,


                          MERRILL ACQUISITION CORP.,


                            MAY PRINTING COMPANY

                                      AND


                     SHAREHOLDERS OF MAY PRINTING COMPANY

                              TABLE OF CONTENTS

                                                                          PAGE

1.   PURCHASE OF ASSETS....................................................  1

      (a)   Assets to be Purchased.........................................  1
      (b)   Liabilities Assumed............................................  2
      (c)   Purchase Price.................................................  4
      (d)   Contingent Purchase Price......................................  7
      (e)   Closing........................................................ 11
      (f)   Instruments of Transfer to Purchaser........................... 12
      (g)   Adjustment for Periodic Items.................................. 12

2.   REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS............ 13

      (a)   Disclosure Schedule............................................ 13
      (b)   Corporate Organization......................................... 13
      (c)   Capitalization................................................. 13
      (d)   Authorization.................................................. 14
      (e)   Non-Contravention.............................................. 14
      (f)   Consents and Approvals......................................... 15
      (g)   Financial Statements........................................... 15
      (h)   Absence of Undisclosed Liabilities............................. 16
      (i)   Absence of Certain Changes..................................... 16
      (j)   The Assets..................................................... 18
      (k)   Schedules; No Contract Defaults................................ 20
      (l)   Inventories.................................................... 22
      (m)   Receivables and Payables....................................... 23
      (n)   Intellectual Property Rights................................... 23
      (o)   Litigation..................................................... 24
      (p)   Tax Matters.................................................... 24
      (q)   Benefit Plans.................................................. 26
      (r)   Orders, Commitments and Returns................................ 30
      (s)   Labor Matters.................................................. 31
      (t)   Compliance with Law; Permits and Other Operating Rights........ 31
      (u)   Business Generally............................................. 32
      (v)   Environmental Matters.......................................... 32
      (w)   Transactions with Certain Persons.............................. 34
      (x)   Brokers........................................................ 35
      (y)   Absence of Certain Business Practices.......................... 35
      (z)   Disclosure..................................................... 35

3.   REPRESENTATIONS AND WARRANTIES OF MERRILL AND PURCHASER............... 36

      (a)   Corporate Organization......................................... 36
      (b)   Authorization.................................................. 36
      (c)   Non-Contravention.............................................. 36

      (d)   Consents and Approvals......................................... 37
      (e)   Financial Statements........................................... 37
      (f)   Absence of Undisclosed Liabilities............................. 37
      (g)   Absence of Certain Changes..................................... 37
      (h)   Litigation..................................................... 38
      (i)   Brokers........................................................ 38
      (j)   Disclosure..................................................... 39

4.   COVENANTS............................................................. 39

      (a)   Company's Agreements as to Specified Matters................... 39
      (b)   Conduct of Company Business.................................... 42
      (c)   No Company Solicitation of Alternate Transaction............... 42
      (d)   Full Access to Merrill......................................... 43
      (e)   Confidentiality................................................ 43
      (f)   Filings; Consents; Removal of Objections....................... 44
      (g)   Further Assurances; Cooperation; Notification.................. 44
      (h)   Supplements to Disclosure Schedule............................. 45
      (i)   Public Announcements........................................... 45
      (j)   Tax Matters.................................................... 46
      (k)   Bulk Transfers................................................. 47
      (l)   Stock Options.................................................. 48
      (m)   Non-Competition Agreements..................................... 49
      (n)   Employment Agreements.......................................... 49
      (o)   Non-Competition of Merrill and Purchaser....................... 49
      (p)  Employee Benefits............................................... 49
      (q)   Directors and Shareholders Authorization; Change of Corporate
            Name........................................................... 53
      (r)   Additional Post-Closing Obligations of Company and the
            Shareholders................................................... 53

5.   CONDITIONS TO OBLIGATIONS OF MERRILL AND PURCHASER.................... 54

      (a)   Representations and Warranties True............................ 54
      (b)   Performance.................................................... 55
      (c)   Required Approvals and Consents................................ 55
      (d)   Adverse Changes................................................ 55
      (e)   No Proceeding or Litigation.................................... 55
      (f)   Opinion of Company Counsel..................................... 55
      (g)   Legislation.................................................... 55
      (h)   Acceptance by Counsel to Merrill and Purchaser................. 56
      (i)   Certificates................................................... 56
      (j)   Noncompetition Agreements...................................... 56
      (k)   Employment Agreements.......................................... 56
      (l)   MEEDA Bonds.................................................... 56
      (m)   Documentation for Conveyance of the Assets..................... 56
      (n)   Allocation of Purchase Price................................... 56

6.   CONDITIONS TO OBLIGATIONS OF COMPANY AND SHAREHOLDERS................. 56

      (a)   Representations and Warranties True............................ 56
      (b)   Performance.................................................... 57

      (c)   Adverse Changes................................................ 57
      (d)   Corporate Approvals............................................ 57
      (e)   No Proceeding or Litigation.................................... 57
      (f)   Certificates................................................... 57
      (g)   Opinion of Purchaser Counsel................................... 57
      (h)   Payment of Consideration....................................... 57
      (i)   Acceptance by Counsel.......................................... 58
      (j)   Stock Option Agreements........................................ 58
      (k)   Release of Guarantees.......................................... 58
      (l)   Merrill Guaranty............................................... 58

7.   TERMINATION AND ABANDONMENT........................................... 58

      (a)   Methods of Termination......................................... 58
      (b)   Procedure Upon Termination..................................... 59

8.   SURVIVAL AND INDEMNIFICATION.......................................... 59

      (a)   Survival....................................................... 59
      (b)   Indemnification by Merrill and Purchaser....................... 59
      (c)   Indemnification by Company and the Shareholders................ 60
      (d)   Basket Amount.................................................. 61
      (e)   Right of Set-Off............................................... 61
      (f)   Claims for Indemnification..................................... 61
      (g)   Limit on Claims................................................ 63
      (h)   Limit on Damages............................................... 63

9.   MISCELLANEOUS PROVISIONS.............................................. 64

      (a)   Expenses....................................................... 64
      (b)   Topping Fees................................................... 64
      (c)   Amendment and Modification..................................... 64
      (d)   Waiver of Compliance; Consents................................. 65
      (e)   No Third Party Beneficiaries................................... 65
      (f)   Notices........................................................ 65
      (g)   Assignment..................................................... 66
      (h)   Governing Law.................................................. 67
      (i)   Counterparts................................................... 67
      (j)   Headings....................................................... 67
      (k)   Entire Agreement............................................... 67
      (l)   Remedies....................................................... 67
      (m)   Certain Definitions............................................ 68
      (n)   Arbitration.................................................... 69
      (o)   Preservation of Records After Closing.......................... 69

                              LIST OF EXHIBITS


Name of Exhibit                                           Number of Exhibit
- --------------                                             -----------------
Trade and Other Names to be Purchased...................    Exhibit 1(a)(1)

Excluded Assets.........................................    Exhibit 1(a)(2)

Liabilities Undertaking.................................    Exhibit 1(b)

Purchaser's Promissory Note.............................    Exhibit 1(c)(2)

Allocation of Purchase Price Among
    the Assets..........................................    Exhibit 1(c)(3)

Bill of Sale............................................    Exhibit 1(f)

Disclosure Schedule.....................................    Exhibit 2

Form of Stock Option....................................    Exhibit 4(l)

Non-Competition Agreement...............................    Exhibit 4(m)

Employment Agreement....................................    Exhibit 4(n)

Opinion of Company Counsel..............................    Exhibit 5(f)

Opinion of Purchaser Counsel............................    Exhibit 6(g)

                            LIST OF DEFINED TERMS

Term                                                                      Page
- ----                                                                      ----
Acquisition Proposals...................................................... 43
Affiliate.................................................................. 18
Affiliated Organization.................................................... 27
Agreement.................................................................. 67
Assets.....................................................................  2
Associate.................................................................. 18
Assumed Contracts..........................................................  4
Assumed Liabilities........................................................  2
Auditor....................................................................  6
Authority.................................................................. 15
Basic Purchase Price.......................................................  4
Best Knowledge............................................................. 68
Capitalized Leases.........................................................  5
Closing.................................................................... 11
Closing Balance Sheet......................................................  5
Closing Date............................................................... 11
Company....................................................................  1
Compensation Plans......................................................... 28
Consent.................................................................... 15
Contingent Purchase Price..................................................  7
Contingent Purchase Price Statement........................................ 11
Disclose................................................................... 43
Disclosure Schedule........................................................ 13
Employment Agreements...................................................... 49
Environmental and Occupational Safety and Health Law....................... 33
Environmental Claim........................................................ 33
Environmentally Regulated Materials........................................ 34
ERISA...................................................................... 27
Final Basic Purchase Price.................................................  5
Indemnified Party.......................................................... 61
Indemnifying Party......................................................... 61
Information................................................................ 43
Initial Basic Purchase Price...............................................  5
Intellectual Property Rights............................................... 23
Key Employees.............................................................. 21
Key Executives.............................................................  4
Knowledge.................................................................. 68
Latest Audited Balance Sheet............................................... 16
Latest Unaudited Balance Sheet............................................. 16
Law........................................................................ 15
Letter of Intent........................................................... 49
Liabilities Undertaking....................................................  3
Lien....................................................................... 18
Material Adverse Effect.................................................... 68
MEEDA Bonds................................................................  5
Merrill....................................................................  1
Net Worth..................................................................  5

Non-Competition Agreement.................................................. 49
PBGC....................................................................... 27
Pension Plan............................................................... 27
Permitted Liens............................................................ 18
Pre-Tax Earnings...........................................................  8
Proceeding................................................................. 62
Property................................................................... 32
Purchase Price.............................................................  4
Purchaser..................................................................  1
Purchaser's Promissory Note................................................  5
Retained Liabilities.......................................................  3
Shareholders...............................................................  1
Survival Periods........................................................... 59
Tax........................................................................ 24
Tax Return................................................................. 24
Termination Date........................................................... 12
Transferred Employee....................................................... 50
Welfare Plan............................................................... 27

                          ASSET PURCHASE AGREEMENT


      THIS ASSET PURCHASE AGREEMENT, dated as of December 31, 1993, is by and among Merrill Corporation, a Minnesota corporation ("MERRILL"), Merrill Acquisition Corp., a Minnesota corporation ("PURCHASER"), May Printing Company, a Minnesota corporation ("COMPANY"), and Thomas May and James Scott May (individually, a "SHAREHOLDER" and collectively, the "SHAREHOLDERS").

      A. The parties hereto wish to provide for the terms and conditions upon which the Purchaser will acquire substantially all assets of Company.

      B. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the purchase of assets and also to prescribe various conditions to such transaction.

      Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:


                                SECTION 1

1.   PURCHASE OF ASSETS.

      (a) ASSETS TO BE PURCHASED. Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as shall have been waived in accordance with the terms hereof), Company shall sell, transfer, convey, assign and deliver to Purchaser and Purchaser shall purchase (and Merrill shall cause Purchaser to so purchase) from Company, at the Closing hereunder, all of the business, assets, properties, goodwill and rights of Company, as a going concern, of every nature, kind and description, tangible and intangible, real, personal or mixed, wheresoever located and whether or not carried or reflected on the books and records of Company including, without limitation, real and personal property that is now owned or leased by Company or in which it has any right or interest; franchises; all right, title and interest in and to the use of Company's corporate names and any derivatives or combinations thereof, including, without limitation, those listed in Exhibit 1(a)(1) hereto; logos, trademarks, trademark registrations and trademark applications or registrations thereof, including the goodwill associated therewith; the goodwill of Company's business; copyrights, copyright applications and copyright registrations, patents and patent applications; rights under or pursuant to licenses by or to Company; development and prototype hardware, software, processes, formula, trade secrets, inventories and royalties, including all rights to sue for past infringements;

leaseholds and other interests in land, inventory (materials, work in process, finished goods), equipment, machinery, furniture, fixtures, motor vehicles and supplies; cash, money and deposits with financial institutions and others, certificates of deposit, commercial paper, notes, evidences of indebtedness, stocks, bonds and other investments; accounts receivables; prepaid expenses; insurance policies, contracts, purchase orders, customers, lists of customers and suppliers, sales representative agreements, and all favorable business relationships, causes of action, judgments, claims and demands of whatever nature; all credit balances of or inuring to Company under any state unemployment compensation plan or fund; employment contracts; except as provided in (v) below, obligations of the present and former officers and employees and of individuals and corporations; rights under joint venture agreements or arrangements; files, papers and records relating to Company's business and assets; and the assets as reflected on the Latest Audited Balance Sheet (as hereinafter defined), with only such dispositions of such assets reflected on the Latest Audited Balance Sheet as shall have occurred in the ordinary course of Company's business between the date thereof and the Closing and which are permitted by the terms hereof (the foregoing are sometimes collectively called the "ASSETS"), except:

             (i) the consideration delivered to Company pursuant to this Agreement for the Assets;

            (ii) the minute books (and any documents related to Company's organization or foreign qualification contained in such minute books), corporate seal and stock records of Company;

           (iii) shares of the capital stock of Company, including shares held by Company as treasury shares;

            (iv) the annual reports filed by Company since January 1, 1990 pursuant to Minn. Stat. Section 302A.821;

             (v) amounts owing by the Shareholders or May Development Company to Company, as shown on the Closing Balance Sheet (as hereinafter defined);

            (vi) all documentation pertaining to any liability of Company not assumed by Purchaser; and

           (vii) the assets specifically described on Exhibit 1(a)(2) hereto.

      (b) LIABILITIES ASSUMED. Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as shall have been waived in accordance with the terms hereof), Purchaser shall assume the liabilities of Company (the "ASSUMED LIABILITIES") as set forth on Exhibit 1(b) (the "LIABILITIES UNDERTAKING"). Company and the Shareholders expressly understand and agree that except for the Assumed Liabilities, Purchaser and Merrill have not agreed to pay, shall not be required to assume and shall have no liability or obligation, direct or indirect, absolute or contingent, of Company, any of the Shareholders or any of their Affiliates or Associates, which liabilities shall, as between Company and the Shareholder, on the one hand, and Purchaser and Merrill, on the other hand, remain the sole responsibility of, and shall be satisfied by, Company or the Shareholders (the "RETAINED LIABILITIES"), including without limitation:

            (i) any debt, liability or obligation, direct or indirect, known or unknown, fixed, contingent or otherwise, that (A) is unrelated to the Assets; or (B) relates to the Assets and is based upon or arises from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition occurring or existing on or before the Closing Date, whether or not then known, due or payable, except to the extent that the same was expressly assumed by Merrill or Purchaser pursuant to the terms of the Liabilities Undertaking; or (C) arises out of or results from failure to obtain the Consents of (I) Eastman Kodak Corporation under equipment leases included in the Assumed Contracts (Nos. 20 and 21 in the Liability Undertaking), (II) Airport Industrial Complex under a lease included in the Assumed Contracts (No. 56 in the Liability Undertaking), (III) Wynstar, Incorporated under a contract included in the Assumed Contracts (No. 61 in the Liability Undertaking) related to the lease of equipment or other assets included in the Assets, or (iv) Xpoint under a contract included in the Assumed Contracts (No. 63 in the Liability Undertaking);

           (ii) any obligation for Taxes (as hereinafter defined) related to any of the Assets for any Tax period or portion thereof ending on or before the Closing Date and any obligation for other Taxes of Company or any of the Shareholders (other than any obligation for any sales or use tax, other transfer tax or recording fee which arise as a result of the sale or transfer of the Assets pursuant to this Agreement);

          (iii)(A) any liability arising out of or related to the events, circumstances or conditions described in Section 2(v) to the Disclosure Schedule; or (B) any liability arising out of or related to any pollution or threat to human health or the environment or violation of any Environmental and Occupational Safety and Health Law (as hereinafter defined) that is related in any way to Company's or any previous owner's or operator's management, use, control, ownership or operation of the Assets, any Property (as hereinafter defined) or the business of Company prior to the Closing Date, including without limitation the St. Augusta Sanitary Landfill/Engen Dump Site and the Seaboard Chemical Corporate Site and all other on-site and off-site activities involving Environmentally Regulated Materials (as hereinafter defined), whether or not the pollution or threat to human health or the environment or violation of any Environmental and Occupational Safety and Health Law is described in the Disclosure Schedule; and any Environmental Claim (as hereinafter defined) against any person or entity whose liability for such Environmental Claim Company or any Shareholder has or may have assumed or retained either contractually or by operation of law; and

           (iv) any liability of Company to any of the Shareholders or to John Caye or Fred Thomas (the "KEY EXECUTIVES"), whether pursuant to the employment agreements between the Key Executives and Company or otherwise.

At the Closing, Company shall convey, transfer and assign, and Purchaser shall accept and assume, those contracts, agreements and commitments listed on the Liabilities Undertaking to be assumed by Purchaser (the "ASSUMED CONTRACTS").

      (c)   PURCHASE PRICE.

            (i) The total consideration to be paid by Purchaser to Company for the Assets (the "PURCHASE PRICE") shall be an amount equal to:

            (A) $22,126,140 LESS, on a dollar-for-dollar basis, (x) the amount of long-term notes payable (including Capitalized Leases (as defined below)) and current portion of long term debt as of the Closing, as shown on the Closing Balance Sheet (determined as set forth in subsection (c)(iii) below), and (y) the amount by which the Net Worth of Company (as defined below) as of the Closing, as shown on the Closing Balance Sheet, is less than $6,650,000 (provided that no such adjustment shall be made to the extent any shortfall in Net Worth does not exceed the vacation pay accrual made in 1993 in preparing the Closing Balance Sheet), PLUS (aa) the amount of the Restricted Cash as of the Closing on the MEEDA Bonds (as defined below) and the Long-Term Deposit Receivable as of the Closing, in each case as shown on the Closing Balance Sheet, and (bb) the amount of accrued profit sharing, accrued 401(k) incentive and withholding liability for hospital and group insurance as of the Closing, as shown non the Closing Balance Sheet (the "BASIC PURCHASE PRICE"); plus

            (B) any Contingent Purchase Price, as defined in Section 1(d) hereof; plus

            (C) the assumption by Purchaser of the Assumed Liabilities pursuant to Section 1(b) hereof.

      For the purposes of determining the amount of the Basic Purchase Price to pay at the Closing, the amounts used in the adjustments above shall be based on the amounts shown on the Latest Unaudited Balance Sheet of Company (as hereinafter defined) (the "INITIAL BASIC PURCHASE PRICE"). For the purposes of the foregoing and this Agreement, the term "CAPITALIZED LEASES" shall mean (x) for the leases that are listed on the Liability Undertaking as Assumed Contracts, those leases reflected on the Latest Audited Balanced Sheet as capitalized leases, and (y) for any other lease, those leases which, consistent with generally accepted accounting principles consistently applied, should appear on the Closing Balance Sheet as capitalized leases, other than leases disclosed in the Liability Undertaking, "MEEDA BONDS" shall mean the Minnesota Energy and Economic Development Authority Bonds Series 1985C, Lot 1 and Series 1990B, Lot 1, and "NET WORTH" shall mean the difference between the assets and liabilities of Company, determined in accordance with generally accepted accounting principles consistently applied or otherwise as provided pursuant to Section 1(c)(iii) of this Agreement.

            (ii)  At the Closing, Purchaser will:

                  (A) Pay Company, by wire transfer, immediately available funds of $15,274,400 to a bank account of Company pursuant to written instructions of Company given to Purchaser at least 72 hours prior to the Closing;

                  (B) Execute and deliver to Company Purchaser's non-negotiable promissory note in the principal amount of $2,500,000 in the form of Exhibit 1(c)(2) hereto ("PURCHASER'S PROMISSORY NOTE"); and

                  (C)   Execute and deliver to Company the Liabilities
            Undertaking.

            (iii) The Initial Basic Purchase Price set forth in Section 1(c)(i) hereof shall be subject to adjustment after the Closing Date (as hereinafter defined) as follows:

                  (A) Purchaser will prepare and deliver to Company within 90 days following the Closing Date (or as soon thereafter as practicable) a balance sheet for Company as of the close of business (but not reflecting the completion of the sale of Assets pursuant to this Agreement) on December 30, 1993 (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet shall be used to determine the amounts of the adjustments set forth in subsection 1(c)(i), for purposes of determining the final Basic Purchase Price (the "FINAL BASIC PURCHASE PRICE").

                  (B) The Closing Balance Sheet shall be prepared from the books and records of Company in accordance with generally accepted accounting principles and applied consistently with the principles, practices and procedures used in the preparation of the Latest Audited Balance Sheet (as hereinafter defined). The Closing Balance Sheet shall not include any assets not included (pursuant to section 1(a)) within the Assets (other than the obligations of Shareholders and May Development Company to the Company net of any amounts owed by Company to Shareholders or May Development Company, which shall be included) or any Retained Liabilities (other than accrued profit sharing, accrued 401(k) incentive and withholding liability for hospital and group insurance, which shall be included). All inventory and supplies reflected on the Closing Balance Sheet shall be so reflected on the basis of a complete physical count taken beginning December 31, 1993 and shall be valued at the lower of cost or market in accordance with Company's prior practices as reflected in the Latest Audited Balance Sheet. Representatives of both Company and Merrill shall have the right to participate in the taking of such physical inventory and the valuation thereof. Coopers & Lybrand ("AUDITOR") will apply certain agreed upon procedures to specific accounts and/or items on the Closing Balance Sheet. Company, Purchaser and the Shareholders shall provide each other with full cooperation in connection with the preparation of the Closing Balance Sheet (provided that normal operations of business of Purchaser and Merrill are not interfered with), and each shall have the right to review Auditor's work papers in connection with the agreed upon procedures performed on the Closing Balance Sheet.

                  (C) The Closing Balance Sheet shall not include (1) deferred compensation in excess of $289,560, or (2) up to $75,000 of attorneys' fees incurred by Company related to the transactions contemplated by this Agreement or in connection with corporate "clean up" matters necessary in connection therewith.

                  (D) Within 30 days after receipt of the Closing Balance Sheet, Company shall notify Purchaser if it disagrees with any of the amounts included in the Closing Balance Sheet. If such notice is not given, the Closing Balance Sheet will be final and conclusive for all purposes. If the parties are unable to resolve the differences within 60 days of the receipt of the Closing Balance Sheet, Company and Purchaser agree to retain the accounting firm of Ernst & Young to arbitrate the dispute and render a decision within 30 days of such retention, which decision shall be final and binding for all purposes. Any award pursuant to this Section 1(c)(iii) may be entered in and enforced by any court having jurisdiction over the matter and the parties hereby consent and commit themselves to the jurisdiction of the courts of Minnesota for the purposes of the enforcement of any such award. Purchaser and the Shareholders will each pay one-half of the costs of services rendered by said accounting firm.

                  (E) Within five days after the expiration of the 30-day period for giving notice of disagreement with the accountants' finding, if no such notice is given, or within five days after the resolution of disputes, if any, pursuant to subsection (iii)(cc) above, the Final Basic Purchase Price shall be determined (using the formula set forth in Section 1(c)(i)) based on the amounts shown in the Closing Balance Sheet. Purchaser or Company, as appropriate, will by wire transfer in immediately available funds make payment to the other of any appropriate amounts, such that after such payment, and taking into account amounts previously received by Company pursuant to Section 1(c)(ii) hereof, Purchaser shall have paid Company the Final Basic Purchase Price. Either party making a payment pursuant to this paragraph, whether Purchaser or Company, shall, in addition to such payment, pay the other party interest on the amount of such payment, for the time period between the Closing Date and the date of such payment, at an annual rate equal to the Reference Rate as publicly announced from time to time by First Bank National Association.

            (iv) The Purchase Price shall be allocated among the Assets in the manner required by Section 1060 of the Code. In making such allocation, the allocations set forth in Exhibit 1(c)(3) attached hereto shall apply, which exhibit shall be completed based on the amounts shown on the Closing Balance Sheet. In preparing Exhibit 1(c)(3), Purchaser and the Shareholders shall negotiate in good faith the values of the Assets and the resulting allocation of the Purchase Price among the various Assets; it being understood that such determination shall be binding on Purchaser and the Shareholders only for the purposes of U.S. Federal, state and local taxation. The Shareholders and Purchaser shall file all Tax Returns and tax reports (including IRS Form 8594) in accordance with and based upon such allocation and shall take no position in any Tax Return, tax proceeding or tax audit which is inconsistent with such allocation.

      (d) CONTINGENT PURCHASE PRICE. If the Assets earn Pre-Tax Earnings of at least $3,750,000 for the 12 months beginning February 1, 1994 and ending January 31, 1995, the Purchaser will pay an additional amount (the
"CONTINGENT PURCHASE PRICE") equal to a percentage of Purchaser's Pre-Tax Earnings generated from the

Assets according to the following schedule (but in no event will the Contingent Purchase Price exceed $2,000,000):

          Amount of                                          Applicable
          Pre-Tax Earnings                                   Percentage
     ------------------------                                -----------
      Less than $3,750,000                                         0%

      $3,750,000 to $3,819,999                                    25%

      $3,820,000 to $3,889,999                                    30%

      $3,890,000 to $3,959,999                                    35%

      $3,960,000 to $4,029,999                                    40%

      $4,030,000 to $4,099,999                                    45%

      $4,100,000                                               48.78%


Any such Contingent Purchase Price shall be paid in cash and shall be deemed to consist of interest compounded semiannually at the applicable federal short-term interest rate, as determined in accordance with the provisions of section 1274(d) of the Internal Revenue Code of 1986, as amended (the "CODE").

            (i) For purposes of this Section 1(d), the "PRE-TAX EARNINGS" generated by the Assets shall mean Purchaser's net income (or loss), before taxes, determined in accordance with generally accepted accounting principles consistently applied (and consistent with the accounting principles used by Company in preparation of the September 30, 1993 audited balance sheet and the Closing Balance Sheet), except that the following provisions shall govern the computation of the Pre-Tax Earnings for the purposes of this Section 1(d):

                  (A) The term "Purchaser" shall mean the operations of Purchaser or any transferee of the Assets or any Affiliate of either the Purchaser or such transferee conducting business of the type conducted by Company immediately before the Closing that represent a succession to and a continuation of the business or businesses conducted by Company related to the Assets prior to the Closing;

                  (B) Any loss, charge or expense paid, incurred or charged in connection with expansion of the business comprising the Assets as a result of acquiring other assets or entities or opening and staffing of new offices over and above levels contemplated in projections furnished to Merrill dated September 8, 1993, or any income or revenues directly derived therefrom, shall be excluded from such computation;


                  (C) Any start-up costs, expenses or charges in excess of $25,000 per program (or for programs with costs between $10,000 and $25,000, any such costs in excess of an aggregate of $100,000) incurred in connection with development of programs for new customers of Purchaser shall be capitalized and amortized over the first twelve months of revenue generated from such program;

                  (D) The Assets shall be depreciated as though their basis had not changed as a result of their purchase by Purchaser pursuant to this Agreement;

                  (E) There shall be excluded from such computation any non-specific payments, charges or expenses for allocation of home office, executive, general and administrative expenses or other payments, charges or expenses of Purchaser; there shall be included for the purposes of such computation charges or amounts paid to third-party vendors and charges for specific services provided by Merrill personnel which directly relate to the operation of the business related to the Assets, provided they are itemized in reasonable detail and approved by John Caye;

                  (F) No dividends shall be paid to Merrill by Purchaser prior to February 1, 1995; interest on operating funds advanced to Purchaser by Merrill shall be charged at the Reference Rate as then publicly announced by First Bank National Association; interest on operating funds advanced to Merrill by Purchaser shall be earned at rates then available on short-term investments equivalent to those used by Company during the year ended December 31, 1993;

                  (G) The wage rates, commission structures, bonus structures and salaries used in calculating the Pre-Tax Earnings shall be in conformance with compensation programs of the Company in effect as of the Closing, without regard to any deferred compensation arrangements;

                  (H) No bonuses paid to Key Executives shall be deducted in determining the Pre-Tax Earnings;

                  (I) No deduction will be made for any payments under Purchaser's Promissory Note or the Non-Competition Agreements;

                  (J) No deduction shall be made for any expenses associated with any deferred compensation plan;

                  (K) Deduction shall be made for only fringe benefits or fringe benefit programs equivalent to those provided by Company at the time of Closing; charges for 401(k) expenses shall be calculated using a methodology consistent with that used in Company's 1992 financial statements; no deduction shall be made for pension expenses;

                  (L) Nonrecurring or other extraordinary expenses and nonrecurring or other extraordinary items of income shall be excluded from Pre-Tax Earnings;

                  (M) All jobs, excluding intercompany jobs, shall be priced in a manner consistent with past practices prior to the Closing;

                  (N) Any intercompany transfer of goods, products, services or assets between Merrill and Purchaser, transferee or Affiliate, including but not limited to such items as paper and equipment, shall be taken into account at the amount which would have been paid or received by Purchaser, transferee or Affiliate for such goods in an arms'-length transaction;

                  (O) The net balance of intercompany accounts between Purchaser and Merrill, exclusive of such accounts representing advances of operating funds as provided in (F) above, at the end of each month shall be settled on the 20th day of the following month;

                  (P) No deduction shall be made for any expense incurred in connection with the employment of any personnel in excess of the number of employees on the Closing Date multiplied by a fraction the numerator of which is the amount of revenues from the business during the period of February 1, 1994 through and including January 31, 1995 and the denominator of which is the total revenues of the Company for the year ending December 31, 1993; and

                  (Q) Any and all expenses paid or incurred by Purchaser (other than those expressly permitted by the above provisions) which would not have been so paid or incurred if not for the sale of the Assets (including the payment of the Contingent Purchase Price) and the other transactions contemplated hereby shall be excluded from such computation.

            (ii) As soon as may be practicable after January 31, 1995, but not later than May 1, 1995, Purchaser will deliver to Company and the Shareholders a statement, prepared by Merrill's independent public accountants, setting forth in reasonable detail Purchaser's calculation of Pre-Tax Earnings for the 12 months ending January 31, 1995 and the amount of the Contingent Purchase Price, if any, to be paid to Company pursuant to this Section 1(d) (the "CONTINGENT PURCHASE PRICE STATEMENT").

            (iii)   Within 30 days after receipt of the Contingent
      Purchase Price Statement, Company shall notify Purchaser if it disagrees with the calculation of the Contingent Purchase Price. If such notice is not given (or at such time as Company provides written notice to Purchaser that it has no objection to such calculation), the Contingent Purchase Price Statement provided by Purchaser will be final and conclusive for all purposes and Purchaser shall thereafter have no further liability to Company pursuant to this Section 1(d). If the parties are unable to resolve their differences within 60 days of the receipt of the Contingent Purchase Price Statement, Company and Purchaser agree to retain the accounting firm of Ernst & Young to arbitrate the dispute and render a decision within 30 days of such retention, which decision shall be final and binding for all purposes. Any award pursuant to this Section 1(d)(iii) may be entered in and enforced by any court having jurisdiction over the matter and the parties hereby consent and commit themselves to the jurisdiction of the courts of Minnesota for the purposes of the enforcement of any such award. Purchaser and the Shareholders will each pay one-half of the costs of services rendered by said accounting firms.

            (iv) Within five days after the earlier of (A) the receipt by Purchaser of written notice from Company that it has no objection to the calculation of the Contingent Purchase Price pursuant to subsection 1(d)(ii) hereof, (B) the expiration of the 30-day period for giving notice of disagreement with such calculation, if no such notice is given, or (C) the resolution of any dispute pursuant to Section 1(d)(iii), Purchaser will by wire transfer in immediately available funds make payment to Company of the Contingent Purchase Price, if any.

      (e) CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to
Section 7 hereof, a closing (the "CLOSING") will be held on December 31, 1993 (the "CLOSING DATE"); provided, however, that if any of the conditions provided for in Sections 5 and 6 hereof shall not have been satisfied or waived by such date, then the party to this Agreement which is unable to satisfy such condition or conditions, despite the best efforts of such party, shall be entitled to postpone the Closing by notice to the other parties until such condition or conditions shall have been satisfied (which such notifying party will seek to cause to happen at the earliest practicable date) or waived, but in no event shall the Closing occur later than the "TERMINATION DATE" which shall be on January 31, 1994, unless the parties hereto shall agree in writing to extend the date of such Closing. The parties shall use their best efforts to complete the Closing by December 31, 1993. The Closing shall be held at the offices of Oppenheimer Wolff & Donnelly, Suite 3400, 45 South Seventh Street, Minneapolis, Minnesota or such other place as the parties may agree, at 9:00 a.m., local Minneapolis, Minnesota time or such other time as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties.

      (f) INSTRUMENTS OF TRANSFER TO PURCHASER. At the Closing, Company will deliver to Purchaser: (a) such bills of sale, endorsements, assignments, deeds and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Purchaser and its counsel, as shall be reasonably required to vest in Purchaser title to the Assets, including without limitation: (i) a cashier's or certified check drawn by Company to the order of Purchaser (or wire transfer in immediately available funds) in the aggregate amount of all of Company's cash on hand and in banks less an amount equal to all uncleared checks which have been drawn by Company prior to the Closing in the ordinary course of business and as otherwise permitted by this Agreement (Company agrees to retain in such banks an amount equal to such uncleared checks until such checks are cleared), (ii) general bills of sale vesting in Purchaser good and marketable title to all of the Assets in the form attached as Exhibit 1(f) hereof, (iii) appropriate endorsements and assignments of the contracts, licenses, agreements, permits, plans, commitments and other binding arrangements included in the Assets, (iv) specific bills of sale, endorsements and assignments transferring to Purchaser the Intellectual Property Rights, and (v) such written consents, agreements and other instruments as Purchaser shall reasonably request to enable it to use the name "May Printing Company" and all other trade names of Company used in its business, and all other variations or combinations thereof; and (b) all data relating to the assets, property, goodwill and business included in Company's business. Simultaneously with such delivery, Company will take all actions reasonably necessary to put Purchaser in actual possession and operating control of the Assets.

      (g) ADJUSTMENT FOR PERIODIC ITEMS. At the Closing Date or as promptly thereafter as practicable, the parties shall adjust the annualized or periodic items as of the Closing Date, with Company being responsible therefor up to the Closing Date and Purchaser being responsible therefor from and after the Closing Date. Such adjustable items shall include electric, gas, telephone and utility charges of the operations of Company related to the Assets and payroll expenses and any payroll taxes in respect of employees of Company, either paid or accrued, amounts paid under leases and loans; provided, however, that nothing in this Section 1(g) shall increase the liabilities and obligations of Company assumed by Purchaser pursuant to the Liabilities Undertaking referred to in Section 1(b) hereof.


                                 SECTION 2

2.   REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS.

      Company and the Shareholders, jointly and severally, hereby represent and warrant to Purchaser and Merrill as of the date hereof as follows:

      (a)   DISCLOSURE SCHEDULE.  The disclosure schedule attached as
Exhibit 2 hereto (the "DISCLOSURE SCHEDULE") is divided into sections which correspond to the subsections of this Section 2. The Disclosure Schedule is accurate and complete. Disclosures in any subsection thereof shall not constitute disclosure for purposes of any other subsection and any other section or subsection of this Agreement or any exhibit to or other writing which is designated herein as being part of this Agreement.

      (b) CORPORATE ORGANIZATION. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in California and in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company; and has heretofore delivered to Purchaser complete and correct copies of its articles of incorporation and bylaws, as presently in effect. The Disclosure Schedule contains a list of all states in which Company is qualified or licensed to do business. Company does not own (and has not at any time during the preceding five (5) years owned) of record or beneficially more than five percent (5%) of the outstanding equity securities having ordinary voting rights or power of any corporation or partnership or other legal entity or any securities that would disqualify Company from its status as an S Corporation under the Code.

      (c) CAPITALIZATION. The authorized capital stock of Company is set forth on the Disclosure Schedule. The number of shares of capital stock of Company outstanding as of the date of this Agreement are set forth on the Disclosure Schedule. All issued and outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid, nonassessable and are without, and were not issued in violation of, preemptive rights. Except as set forth on the Disclosure Schedule: (i) there are no shares of capital stock or other equity securities of Company outstanding or any securities convertible into or exchangeable for such shares, securities or rights; (ii) there are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any capital stock or other equity securities of Company or any securities convertible into or exchangeable for such shares, securities or rights; and (iii) there are no contracts, commitments, understandings, arrangements or restrictions by which Company is bound to issue or to acquire any additional shares of its capital stock or other equity securities or any options, warrants, conversion privileges or other rights to purchase or acquire any capital stock or other equity securities of Company or any securities convertible into or exchangeable for such shares, securities or rights.

      (d) AUTHORIZATION. Company has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Shareholders, and each of them, have the legal capacity to enter into this Agreement and to carry out the transactions contemplated herein, including without limitation the legal capacity to execute, deliver and perform the agreements or contracts, if any, required by Section 5 to be executed and delivered by any of them as a condition to the Closing. The Board of Directors of Company and the Shareholders have taken all action required by law, Company's articles of incorporation and bylaws and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Company and no other corporate action is necessary. This Agreement has been duly and validly executed by the Shareholders. This Agreement is the valid and binding legal obligation of Company and of the Shareholders, enforceable against Company and the Shareholders in accordance with its terms.

      (e) NON-CONTRAVENTION. Except as set forth in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles of incorporation or bylaws of Company; or (ii) except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, liens, security interests, encumbrances, restrictions and charges which would not, individually or in the aggregate, have a Material Adverse Effect on Company, (A) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Assumed Contract or any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Company or any Shareholder is a party or by which Company or any Shareholder or any of the Assets is or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents shall have been obtained at or prior to the Closing) or (B) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, adverse claim or charge of any kind, upon the Assets under any Assumed Contract or any debt, obligation, contract, agreement or commitment to which Company or any Shareholder is a party or by which Company or any Shareholder or any of the Assets is or may be bound; or (iii) violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (hereinafter sometimes separately referred to as an "AUTHORITY" and sometimes collectively as "AUTHORITIES") (sometimes hereinafter separately referred to as a "LAW" and sometimes collectively as "LAWS") where such violation would have a Material Adverse Effect on Company. Neither the execution, delivery and performance of the Non-Competition Agreements to be executed and delivered by the Shareholders pursuant to Section 4 hereof, or the consummation of the transactions contemplated thereby, will conflict with, or, with or without the giving of notice or passage of time, result in any breach of the terms, conditions or provisions of, or constitute a default under any contract or other instrument which any of the Shareholders is a party.

      (f) CONSENTS AND APPROVALS. Except for filings under the HSR Act or otherwise as set forth in the Disclosure Schedule, with respect to Company and each Shareholder, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a "CONSENT" and sometimes collectively as "CONSENTS") any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by Company or any Shareholder or the consummation by Company or any Shareholder of the transactions contemplated herein, other than any consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on Company.

      (g) FINANCIAL STATEMENTS. The Disclosure Schedule contains true and complete copies of (i) (A) audited balance sheets of

Company as of September 30, 1993 and December 31, 1992 and 1991 and as of June 30, 1990 (partial year) and 1989, and the related statements of operations (or income or loss), changes in shareholders' equity and changes in cash flow (or financial position) for each of the respective fiscal years (or, in the case of the September 30, 1993 financial statements, nine months) then ended, (B) the reports of Kern, DeWenter & Viere, independent certified public accountants, on the financial statements at and as of the year ended December 31, 1992 and 1991 and as of June 30, 1990 and 1989, and (C) for the financial statements at and as of the nine months ended September 30, 1993, the report thereon of Coopers & Lybrand, independent certified public accountants; and
(ii) unaudited balance sheets of Company as of March 31, June 30, September 30 and November 30, 1993. The audited balance sheet as of September 30, 1993 is referred to herein as the "LATEST AUDITED BALANCE SHEET." The unaudited balance sheet as of November 30, 1993 is referred to herein as the "LATEST UNAUDITED BALANCE SHEET." Except as disclosed therein or in the Disclosure Schedule, the foregoing financial statements (i) are in accordance with the books and records of Company and have been prepared in conformity with generally accepted accounting principles consistently applied for all periods, and (ii) fairly present the financial position of Company as of the respective dates thereof, and the results of operations (or income or loss), changes in shareholders' equity and changes in cash flow (or financial position) for the periods then ended.

      (h)   ABSENCE OF UNDISCLOSED LIABILITIES.  Except as and to the extent
(i) reflected and reserved against in the Latest Audited Balance Sheet, (ii) set forth on the Disclosure Schedule or (iii) incurred in the ordinary course of business after the date of the Latest Audited Balance Sheet and not material in amount, either individually or in the aggregate, Company to its Knowledge does not have any debt, liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, of any nature whatsoever, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by Company's income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable. For purposes of this Subsection (h), "material" means any amount in excess of $50,000. Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity.

      (i) ABSENCE OF CERTAIN CHANGES. Except as set forth in the Disclosure Schedule, since the date of the Latest Audited Balance Sheet, Company has owned and operated its assets, properties and businesses in the ordinary course of business and consistent with past practice; without limiting the generality of the foregoing, Company has not, subject to the foregoing exceptions:

            (i) suffered any Material Adverse Effect or experienced any event or failed to take any action which reasonably could be expected to result in such a Material Adverse Effect;

            (ii) suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or suffered any loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers which had or may reasonably be expected to result in a Material Adverse Effect on Company;

            (iii) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock; or purchased or redeemed any shares of its capital stock (except as specifically provided in Section 4(j)(vi) hereof);

            (iv) issued or sold any shares of its capital stock, or any options, warrants, conversion, exchange or other rights to purchase or acquire any such shares or any securities convertible into or exchangeable for such shares;

            (v) incurred any indebtedness for borrowed money except in the ordinary course of business pursuant to existing loan agreements;

            (vi) mortgaged, pledged, or subjected to any lien, lease, security interest or other charge or encumbrance any of the Assets;

            (vii) acquired or disposed of any assets or properties or entered into any commitment for capital expenditures for additions to plant, property or equipment individually in excess of $25,000, except (A) for inventory sold and raw materials and supplies purchased in the ordinary course of business, and (B) as necessary to complete the plant expansion as currently contemplated, as reflected in the financial projections of the Company dated September 8, 1993 previously delivered to Merrill;

            (viii) forgiven or cancelled any debts or claims, or waived any rights, other than in the ordinary course of business;

            (ix) entered into any other transaction which could reasonably be expected to have a Material Adverse Effect on Company;

            (x) granted to any officer or salaried employee or any other employee any increase in compensation in any form or paid any severance or termination pay;

            (xi) purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the ordinary course of business or otherwise, (i) any shareholder of Company or (ii) any "AFFILIATE" or "ASSOCIATE" (as defined in Rule 405 under the Securities Act of 1933) of Company or any shareholder of Company (except with respect to compensation in the ordinary course of business for services rendered as a director, officer or employee of Company); or

            (xii) agreed, whether in writing or otherwise, to take any action described in this subsection.

      Except as set forth in the Disclosure Schedule, since the July 31, 1993 date of the balance sheet included in the financial projections of Company dated September 8, 1993 previously provided to Merrill, Company has not purchased, leased, or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the ordinary course of business or otherwise, (aa) any shareholder of Company, (bb) any Affiliate or Associate of Company or any shareholder of Company, or any (cc) employee of Company; except with respect to compensation in the ordinary course of business for services consistent with past practice rendered as a director, officer or employee of Company.

      (j)   THE ASSETS.

            (i) Except as set forth in the Disclosure Schedule, Company has marketable title to all of the Assets (including fee simple record title to all real property included in the Assets), free and clear of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right-of-way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record) (herein called a "LIEN"), except the
      following (herein called "PERMITTED LIENS"):   (A) liens securing
      specified liabilities or obligations shown on the Latest Audited Balance Sheet with respect to which no breach, violation or default exists; (B) mechanics', carriers', workers' and other similar liens arising in the ordinary course of business; and (C) liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings. Except as set forth in the Disclosure Schedule, Company has full right and power to, and at the Closing will, deliver to Purchaser marketable title to all of the Assets, free and clear of any Lien (except as set forth in the Disclosure Schedule and for Permitted Liens).

            (ii) Except as set forth in the Disclosure Schedule, all real properties included in the Assets are free from structural defects and are in good operating condition and repair for their age with no material maintenance, repair or replacement having been deferred or neglected, are suitable for current use and are free from other material defects. Except as set forth in the Disclosure Schedule, each such real property and its present use conform in all respects to all occupational, safety or health, zoning, planning, subdivision, platting and similar Laws, except for such failures to conform therewith which do not materially affect the Company's use of the real properties as they are currently being used, and there is, to the knowledge of Company, no such Law contemplated that would affect adversely the right of Company to own or lease and operate and use such real properties. Except as set forth in the Disclosure Schedule, all public utilities necessary for the use and operation of any facilities on the aforesaid real properties are available for use or access at such properties for their current uses and there is no legal or physical impairment to free ingress or egress from any of such facilities or real properties as currently used. Company is not a foreign person and is not controlled by a foreign person, as the term foreign person is defined in Section 1445(f)(3) of the Code.

            (iii) Except as set forth in the Disclosure Schedule, to the best of the Company's Knowledge, the machinery, equipment, vehicles and other personal property of Company included in the Assets are in good operating condition and repair (normal wear and tear excluded) and fit for their current use, and no material maintenance, replacement or repair has been deferred or neglected. Except for the express representations and warranties set forth in this Agreement with respect to such machinery, equipment, vehicles and other personal property of Company included in the Assets, neither Company nor the Shareholders make any representation or warranty, either express or implied, with respect to such items, including but not limited to any implied warranty of merchantability or fitness for a particular purpose.

            (iv) Except for the Excluded Assets set forth on Exhibit 1(a)(2), the Assets constitute all of the property and assets, real, personal and mixed, tangible and intangible, presently used to carry on the business of Company. The Assets are adequate to carry on the business of Company as presently conducted.

            (v) Upon the Closing of the transactions contemplated by this Agreement, the Shareholders shall have no claim against any of the Assets, Purchaser or Merrill as a result of any buy-sell, tax sharing or other similar agreement among the Shareholders.

      (k) SCHEDULES; NO CONTRACT DEFAULTS. The Disclosure Schedule contains an accurate and complete list and description of:

            (i) All real property owned by Company included in the Assets or in which Company has a leasehold or other interest and which is included in the Assets or which is used by Company in connection with the operation of its business. Company has provided Purchaser with either a copy of or a description of each lease, sublease, license, or any other instrument under which Company claims or holds such leasehold or other interest or right to the use thereof or pursuant to which Company has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

            (ii) All machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies), owned, leased or used by Company and included in the Assets, except for items having a cost of less than $1,000. Company has provided Purchaser with either a copy of or a summary description of all leases, liens, claims, encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

            (iii) All patents, patent applications, patent licenses, trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, copyrights and copyright registrations, and applications therefor, and any other documents embodying Intellectual Property Rights (as hereinafter defined), wholly or partially owned or held by Company or used in the operation of Company's business.

            (iv) All contracts, agreements, commitments or licenses relating to Intellectual Property Rights to which Company is a party or by which it is bound.

            (v) As of a date no earlier than September 30, 1993, all of Company's receivables included in the Assets (which shall include accounts receivable, loans receivable and any advances), together with detailed information as to each such listed receivable which has been outstanding for more than 30 days.

            (vi)  All Assumed Contracts.

            (vii) All policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Company, specifying the insurer, the policy number, the risk insured against, the term of the coverage, the limits of coverage, the deductible amount (if any), the premium rate, the date through which coverage will continue by virtue of premiums already paid and, in the case of any "claims made" coverage, the same information as to predecessor policies for the previous two years. All present policies are in full force and effect and all premiums with respect thereto have been paid. Company has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past two years, except as described on the Disclosure Schedule.

            (viii) All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of Company or pursuant to which Company has acquired in any one transaction more than 20% portion of its business or assets.

            (ix) All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which Company is a party or is bound or which relate to the operation of Company's business.

            (x) All contracts, commitments, agreements and arrangements with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under
      Section 280G of the Code.

            (xi) The names and current annual salary rates of Scott May, John Caye, Fred Thomas, Jeff Manthe, Lisa Pope, Deb Basil, Arlo Schultz, Darrel Raines, Linda Herst, Steve Bellows and MaryAnn Stauffenecker (the "KEY EMPLOYEES") showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 1992.

            (xii) The names of all of Company's directors and officers; the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which the Company maintain accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom; and the names of all persons, if any, holding tax or other powers of attorney from Company and a summary of the terms thereof.

The Assumed Contracts and all other contracts, agreements, leases, licenses and commitments required to be listed on the Disclosure Schedule (other than those which have been fully performed), assuming due execution and authority on the part of the other party to the Assumed Contracts, are valid and binding, enforceable in accordance with their respective terms in all material respects, except as enforcement might be limited by bankruptcy and other laws related to creditors' rights, and are in full force and effect in all material respects. Except as otherwise specified in the Disclosure Schedule, the Assumed Contracts are validly assignable to Purchaser without the consent of any other party so that, after the assignment thereof to Purchaser pursuant hereto, Purchaser will be entitled to the full benefits thereof. Except as disclosed in the Disclosure Schedule, none of the payments required to be made under any Assumed Contract has been prepaid more than 30 days prior to the due date of such payment thereunder. Company is not in material breach, violation or default, however defined, in the performance of any of its obligations under any Assumed Contract or any other contract, agreement, lease, license or commitment required to be listed on the Disclosure Schedule, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof; and, to Company's Knowledge, no other parties thereto are in material breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof. Based upon facts and circumstances known as of the date hereof, the Assumed Contracts in the aggregate are not unduly burdensome, onerous or materially adverse to Company's business, properties, assets, earnings or prospects or, in the opinion of Company, are likely, either before or after the Closing, to result in the aggregate in any material loss assuming continued operations of the Company in accordance with past practices. None of the Assumed Contracts is subject to renegotiation with any government body. True and complete copies of all of the Assumed Contracts (together with any and all amendments thereto) have been delivered to Purchaser and identified with a reference to the due diligence request of Purchaser.

      (l) INVENTORIES. Except as set forth in the Disclosure Schedule, all inventory of Company, whether reflected in the Latest Audited Balance Sheet or otherwise, consists of a quality and quantity usable and salable in the ordinary course of business, and the present quantities of all inventory of Company are reasonable in the present circumstances of the businesses as currently conducted or as proposed to be conducted.

      (m)   RECEIVABLES AND PAYABLES.

            (i) Except as set forth on the Disclosure Schedule, (A) Company has good right, title and interest in and to all its accounts and notes receivable and trade notes and trade accounts constituting Assets; (B) none of such accounts and notes receivable and trade notes and trade accounts is subject to any mortgage, pledge, lien or security interest of any kind or nature (whether or not of record); (C) except to the extent of applicable reserves shown in the Latest Unaudited Balance Sheet, all of the accounts and notes receivable, trade notes and trade accounts owing to Company constitute valid and enforceable claims (except as enforcement might be limited by bankruptcy and other laws pertaining to creditors' rights) arising from bona fide transactions in the ordinary course of business, and there are no Known claims, refusals to pay or other rights of set-off against any thereof; (D) no account or note debtor whose account or note balance exceeds the amount set forth in the Disclosure Schedule at the date set forth therein was delinquent in payment by more than ninety (90) days; (E) the aging schedule of the accounts and notes receivable and trade notes and trade accounts of Company previously furnished to Purchaser is complete and accurate in all material respects; and (F) there is no Known reason why any account or note receivable or trade note or trade account will not be collected in accordance with its terms, other than for such accounts and notes which are not in excess of the reserves established therefor and reflected in the Latest Unaudited Balance Sheet.

            (ii) All accounts payable and notes payable by Company to be assumed by the Purchaser pursuant to Section 1(b) arose in bona fide transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than ninety days in its payment.

      (n) INTELLECTUAL PROPERTY RIGHTS. Except as set forth on the Disclosure Schedule and except as set forth in any agreement or license pertaining to the following, Company owns or has the unrestricted right to use all intellectual property rights, including without limitation the patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes and formulae (collectively, "INTELLECTUAL PROPERTY RIGHTS") necessary or required for the conduct of the businesses of Company as presently conducted and as proposed to be conducted, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims. Except as set forth on the Disclosure Schedule, and based solely upon the representations, if any, of its customers and vendors, the use of all Intellectual Property Rights necessary or required for the conduct of the businesses of Company as presently conducted does not and, to the best of Company's Knowledge, will not infringe or violate or allegedly infringe or violate the intellectual property rights of any person or entity, provided such Intellectual Property Rights are used in accordance with the terms and conditions of any agreement or license pertaining thereto and in accordance with applicable laws pertaining to Intellectual Property. Except as described on the Disclosure Schedule, Company does not own or use any Intellectual Property Rights pursuant to any written license agreement or has granted any person or entity any rights, pursuant to written license agreement or otherwise, to use the Intellectual Property Rights.

      (o) LITIGATION. Except as set forth in the Disclosure Schedule, to the Knowledge of Company, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit, involving any environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, threatened or contemplated by or against or involving Company, its assets, properties or businesses or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

      (p)   TAX MATTERS.  For all purposes of this Agreement, the term
"TAXES" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments, charges or levies or any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "TAX" means any one of the foregoing Taxes. In addition, the term "TAX RETURNS" means all returns, declarations, reports, statements and other documents required to be filed with any Authority in respect of Taxes, and the term "TAX RETURN" means any one of the foregoing Tax Returns. Except as set forth in the Disclosure Schedule, Company and the Shareholders hereby represent and warrant the following with respect to the Company:

            (i) LIABILITY FOR TAXES. Company and Shareholders shall be responsible for and shall pay all Taxes attributable to or arising from the business and operations of Company conducted on or before the Closing Date and shall be responsible for their own income and franchise Taxes, if any, arising from the transactions contemplated by this Agreement not assumed by Purchaser pursuant to this Agreement. Company hereby acknowledges that, in preparing the Closing Balance Sheet, all real property Taxes, personal property Taxes and similar AD VALOREM obligations levied with respect to any of the Assets for assessment periods which include the Closing Date will be appropriately apportioned and accrued by Company with a reserve established therefor on the Closing Balance Sheet.

            (ii) FILING OF TAX RETURNS. There have been properly completed and duly filed on a timely basis and in correct form all Tax Returns required to be filed on or prior to the date hereof by Company or the Shareholders with respect to Taxes of Company. As of the time of filing, the foregoing Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of Company or any other information required to be shown thereon, which omission or failure to file would have a Material Adverse Effect on Company. There is no omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax Return filed by Company for any period. Any Tax Returns filed after the date hereof, but on or before the Closing Date, will conform with the provisions of this subsection 2(p)(ii).

            (iii) PAYMENT OF TAXES. With respect to all amounts in respect of Taxes imposed upon Company or the Shareholders, or for which Company or the Shareholders are or could be liable, whether to taxing Authorities (as, for example, under Law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax Laws and agreements have been or will be fully complied with, and all such amounts of Taxes required to be paid by Company or the Shareholders to taxing Authorities or others on or before the date hereof have been duly paid or will be paid on or before the Closing Date or adequate provision has been made or will have been made therefor in the Closing Balance Sheet; the reserves for all such Taxes reflected in the Latest Unaudited Balance Sheet are adequate and there are no liens for such Taxes upon any property or assets of Company. Company has withheld and remitted all amounts required to be withheld and remitted by it in respect of Taxes.

            (iv) AUDITS AND EXTENSIONS. The federal income Tax Returns of Company (and of the Shareholders to the extent the operations of the Company are reflected in the Shareholders' Tax Returns) have been examined by the Internal Revenue Service for all periods to and including those expressly set forth in the Disclosure Schedule, and, except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service in any such examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as set forth in the Disclosure Schedule, all deficiencies and assessments of Taxes of Company (or any of the Shareholders to the extent attributable to the business or operations of Company) resulting from an examination of any Tax Returns by any Authority have been paid and there are no pending examinations currently being made by any Authority nor has there been any written or oral notification to Company or any Shareholder of any intention to make an examination of any Taxes by any Authority. Except as set forth in the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period.

            (v) INDEPENDENT CONTRACTORS AND EMPLOYEES. For purposes of computing Taxes and the filing of Tax Returns, Company has not failed to treat as "employees" any individual providing services to Company who would be classified as an "employee" under the applicable rules or regulations of any Authority with respect to such classification.

            (vi) S CORPORATION ELECTION. Company has had in effect a valid election under Code Section 1362 to be treated as an "S corporation" for each of its taxable years ended after the date set forth in the Disclosure Schedule. Neither Company nor any of the Shareholders have taken any action to revoke that election. Neither Company nor any of the Shareholders are aware of any basis or the existence of any facts that would permit the Internal Revenue Service to revoke that election for any period prior to the Closing Date. Except as described on the Disclosure Schedule, since the effective date of its election as an S corporation to and including the Closing Date, Company will not have incurred or become liable for the payment of any corporate-level income tax, or any related penalties or interest.

      (q)   BENEFIT PLANS.  Except as set forth in the Disclosure Schedule:

            (i) Neither the Company nor any other "person" within the meaning of Section 7701(a)(1) of the Code, that together with the Company is considered a single employer pursuant to Sections 414(b),
      (c), (m) or (o) of the Code or Sections 3(5) or 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (an "AFFILIATED ORGANIZATION") sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, fixed or contingent, with respect to, any "employee pension benefit plan" ("PENSION PLAN") as such term is defined in Section 3(2) of ERISA, including without limitation, any such plan that is excluded from coverage by Section 4(b)(5) of ERISA or is a "Multiemployer Plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA. Each such Pension Plan has been operated in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Law, other than where the failure to so operate or comply would not have a Material Adverse Effect on Company. All Pension Plans which the Company operates as plans that are qualified under the provisions of Section 401(a) of the Code satisfy in form and operation the requirements of Section 401(a) and all other sections of the Code incorporated therein, including without limitation Sections 401(k) and 401(m) of the Code.

            (ii) Neither the Company nor any Affiliated Organization has or could have any liability of any nature, whether known or unknown or fixed or contingent, to any Pension Plan, the Pension Benefit Guaranty Corporation ("PBGC") or any other person, arising directly or indirectly under Title IV of ERISA. No "reportable event," within the meaning of Section 4043(b) of ERISA, has occurred with respect to any Pension Plan. Neither the Company nor any Affiliated Organization has been a party to a sale of assets to which Section 4204 of ERISA applied with respect to which it could incur any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan. Neither the Company nor any Affiliated Organization has incurred any withdrawal liability within the meaning of Section 4201 of ERISA or suffered or otherwise caused a "complete withdrawal" or "partial withdrawal," as such terms are defined respectively in Sections 4203 and 4205 of ERISA, with respect to a Multiemployer Plan, and nothing has occurred that is reasonably likely to result in such a complete or partial withdrawal.

            (iii) Neither the Company nor any Affiliated Organization sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, fixed or contingent, with respect to, any "employee welfare benefit plan" ("WELFARE PLAN") as such term is defined in Section 3(1) of ERISA, whether insured or otherwise. Each Welfare Plan has been operated in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Law, other than where the failure to so operate or comply would not have a Material Adverse Effect on Company. Neither the Company nor any Affiliated Organization has established or contributed to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, fixed or contingent, with respect to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419A of the Code or "multiple employer welfare arrangement" within the meaning of Section 3(40) or ERISA. Neither the Company nor any Affiliated Organization maintains, contributes to or has or could have any liability of any nature, whether known or unknown, or fixed or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle B of Title I of ERISA or any comparable state law.

            (iv) Neither the Company nor any Affiliated Organization is a party to, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, fixed or contingent, with respect to, any bonus plan, incentive plan, stock plan or any other current or deferred compensation, separation, retention, severance or similar agreement, arrangement or policy, or any individual employment agreement ("COMPENSATION PLANS"). Each Compensation Plan has been operated in accordance with its terms and in compliance with the applicable provisions of all applicable Law, other than where the failure to so operate or comply would not have a Material Adverse Effect.

            (v) There are no facts or circumstances which could, directly or indirectly, subject the Company or any Affiliated Organization to any
      (1) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (2) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (3) civil penalty arising under Section 502 of ERISA in excess of $10,000.

            (vi) Full payment has been made of all amounts which the Company or any Affiliated Organization is required, under applicable Law, the terms of any Pension Plan, Welfare Plan or Compensation Plan, or any agreement relating to any Pension Plan or Welfare Plan or Compensation Plan, to have paid as a contribution, premium or other remittance thereto or benefit thereunder. No Pension Plan is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code. The Company and each Affiliated Organization has made adequate provisions for reserves or accruals in accordance with generally accepted accounting principles to meet contribution benefit or funding obligations arising under applicable Law or the terms of any Pension Plan or Welfare Plan or Compensation Plan or related agreement. There will be no change on or before Closing in the operation of any Pension Plan, Welfare Plan or Compensation Plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such plans, except as may be required by law.

            (vii) The Company and each Affiliated Organization has timely complied with all reporting and disclosure obligations with respect to the Pension Plans, Welfare Plans and Compensation Plans imposed by Title I of ERISA or other applicable Law, other than where the failure to comply would not have a Material Adverse Effect on Company.

            (viii) There are no pending or, to the Company's knowledge, threatened audits, investigations, claims, suits, grievances or other proceedings, and there are no facts that could give rise thereto, involving, directly or indirectly, any Pension Plan, Welfare Plan, or Compensation Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

            (ix) The transactions contemplated herein do not result in the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Pension Plan, Welfare Plan or Compensation Plan.

            (x) The Disclosure Schedule lists and the Company has delivered to Merrill or Purchaser true and complete copies of (i) all Pension, Welfare and Compensation Plans and any related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto, (ii) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Plan for which such a report is required, (iii) the three most recent actuarial reports with respect to any Pension Plan that is a "defined benefit plan" within the meaning of Section 414(j) of the Code,
      (iv) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Pension Plan, Welfare Plan or Compensation Plan and (v) the most recent determination letter with respect to each Pension Plan intended to qualify under
      Section 401(a) of the Code and the full and complete application therefor submitted to the Internal Revenue Service.

            (xi) In connection with the termination of any Pension Plan and without limiting the applicability of the foregoing representations to such Pension Plan: (i) nothing done or omitted to be done has or could subject the Company or any Affiliated Organization to any liability, loss, cost, charge, expense or expenditure of any nature or result in the imposition of any Lien in favor of the PBGC or any other person; (ii) the Company has received a determination letter from the Internal Revenue Service, based on complete and accurate disclosure by the Company, that such termination did not adversely affect the qualified status of such Pension Plan under
      Section 401(a) of the Code or the tax exempt status of its related trust under Section 501(a) of the Code; (iii) all notices and other filings required to be submitted to the PBGC were submitted in a timely manner and were complete and accurate in all material respects and no distributions were made until receipt of PBGC approval in the form of a notice of sufficiency or by lapse of any applicable time period without notice of PBGC objection, as the case may be; (iv) all participants, beneficiaries of deceased participants, alternate payees and other interested parties received all notices and disclosures required by applicable Law in a timely manner and all such notices and disclosures were complete and accurate in all material respects and satisfied the requirements imposed by all applicable Laws, other than where the failure to satisfy such requirements would not result in a Material Adverse Effect on Company; (v) no portion of the assets of the Plan reverted to the Company or any Affiliated Organization; (vi) the selection of annuity contracts and the process employed in connection therewith satisfied all applicable Laws, including without limitation ERISA, and to the Knowledge of the Company each and all of the issuers of such contracts have fully satisfied all of its or their obligations thereunder and (vii) the termination in all respects satisfied all applicable Laws, other than where the failure to satisfy such Laws would not result in a Material Adverse Effect.

      (r) ORDERS, COMMITMENTS AND RETURNS. Except as set forth in the Disclosure Schedule, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by Company and all outstanding contracts or commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business. Except as set forth in the Disclosure Schedule, Company is not subject to any outstanding sales or purchase contracts, commitments or proposals which it currently anticipates will result in any material loss upon completion or performance thereof. Except as set forth in the Disclosure Schedule or as reserved in the Latest Audited Balance Sheet, there are no material claims against Company to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

      (s)   LABOR MATTERS.  Except as set forth in the Disclosure Schedule:
(i) Company is and has been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;
(ii) there is no unfair labor practice complaint against the Company pending or, to the best of Company's Knowledge, threatened before the National Labor Relations Board or any other comparable Authority; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best of Company's Knowledge, threatened against or directly affecting Company; (iv) no labor representation question exists respecting the employees of Company and there is not pending or, to the best of Company's Knowledge, threatened any activity intended or likely to result in a labor representation vote respecting the employees of the Company; (v) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist or, to the best of Company's Knowledge, have been threatened; (vi) no collective bargaining agreement is binding and in force against Company or currently being negotiated by Company; (vii) Company has not experienced any significant work stoppage or other significant labor difficulty; (viii) Company is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Pension Plan, Welfare Plan or Compensation Plan; (ix) upon termination of the employment of any person, neither Company, Merrill, Purchaser nor any subsidiary of Merrill will, by reason of anything done at or prior to or as of the Closing Date, be liable to any of such persons for so-called "severance pay" or any other payments; and (x) within the 12-month period prior to the date hereof there has not been any expression of intention to Company by any officer or key employee to terminate such employment.

      (t) COMPLIANCE WITH LAW; PERMITS AND OTHER OPERATING RIGHTS. Except as set forth in the Disclosure Schedule, and without limiting the scope of any other representations or warranties contained in this Agreement, but without intending to duplicate the scope of such other representations and warranties, the assets, properties, businesses and operations of Company are and have been in compliance with all Laws applicable to the ownership and conduct of their assets, properties, businesses and operations, other than where the failure to comply would not have a Material Adverse Effect on Company. There are no outstanding and unsatisfied deficiency reports, plans of correction, notices of noncompliance or work orders relating to any such Authorities, and no such discussions with any such Authorities are scheduled or pending. Except as set forth in the Disclosure Schedule, Company does not require the Consent of any Authority to permit it to operate in the manner in which it presently is being operated, and possesses all permits and other authorizations from all Authorities presently required necessary to permit it to operate it businesses in the manner in which they presently are conducted, except where the failure to possess such permits or authorizations would not have a Material Adverse Effect on Company. Except as set forth in the Disclosure Schedule, Company is not restricted by agreement from carrying on its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity.

      (u) BUSINESS GENERALLY. Except as set forth in the Disclosure Schedule, there has been no event, transaction or information of which Company has Knowledge which, as it relates directly to the businesses of Company, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Without limiting the generality of the foregoing, except as set forth in the Disclosure Schedule, there has not been in the 12 month period prior to the date hereof any change in the business relationship of Company with any dealer or supplier to Company which had or may reasonably be expected to have a Material Adverse Effect on Company, except for such changes in the ordinary course of business consistent with past practices.

      (v)   ENVIRONMENTAL MATTERS.  Except as set forth in the Disclosure
Schedule:

            (i) Neither Company, any former subsidiary of Company, nor, to the Knowledge of Company or the Shareholders, any previous owner, tenant, occupant or user of any property owned or leased by or to Company or by or to any former subsidiary as of the date hereof or at any time in the past (sometimes hereinafter separately referred to as a "PROPERTY" and sometimes collectively as "PROPERTIES") engaged in or permitted, direct or indirect operations or activities upon, or any use or occupancy of the Properties, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, emission, release, discharge, refining, dumping or disposal of any Environmentally Regulated Materials (as hereinafter defined) (whether legal or illegal, accidental or intentional, direct or indirect) on, under, in or about the Properties, or transported any Environmentally Regulated Materials to, from or across the Properties, nor are any Environmentally Regulated Materials presently constructed, deposited, stored, placed or otherwise located on, under, in or about the Properties, nor, to the Knowledge of Company or the Shareholders, have any Environmentally Regulated Materials migrated from the Properties upon or beneath other properties, nor, to the Knowledge of Company or the Shareholders, have any Environmentally Regulated Materials migrated or threatened to migrate from other properties upon, about or beneath the

      Properties. To the Knowledge of Company or the Shareholders, no aboveground or underground treatment or storage tanks, sumps, water, gas or oil wells, or related piping, conduits or other structures are or have ever been located on or under the Properties. The Company represents and warrants that no "hazardous wastes" as defined in the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 ET. SEQ. and any amendments thereof, as well as its state or local counterpart, generated by Company were shipped to and disposed of at the St. Augusta Sanitary Landfill/Engen Dump Site located in St. Augusta Township, Stearns County, Minnesota.

            (ii)(A) No violation or noncompliance with Environmental and Occupational Safety and Health Laws has occurred with respect to the Properties (or with respect to past Properties and Properties of former subsidiaries) or operations conducted thereon with respect to the period of time any Property was owned, leased or used by Company, any former subsidiary of Company, or any previous owner or operator of the business currently conducted by Company (including any Shareholder), other than where such violation would not have a Material Adverse Effect on Company; (B) no enforcement, investigation, cleanup, removal, remediation or response or other governmental or regulatory actions have been, or could have been at any time in the past, asserted or threatened with respect to operations conducted on the Properties or the Properties itself or against Company and any former subsidiary with respect to or in any way regarding the Properties (or with respect to past Properties and Properties of former subsidiaries) pursuant to any Environmental and Occupational Safety and Health Laws with respect to the period of time any Property was owned, leased or used by Company, any former subsidiary of Company, or any previous owner or operator of the business currently conducted by Company (including any Shareholder); and (C) to the best of Company's Knowledge, no claims or settlements with respect to the Properties (or with respect to past Properties and Properties of former subsidiaries) or the operations thereon, or against Company and its former subsidiaries with respect to the Properties or operations conducted thereon, relating to or arising out of Environmental and Occupational Safety and Health Laws or Environmentally Regulated Materials, have been made or been threatened by any third party, including any governmental entity, agency or representative, nor to Company's Knowledge does there exist any basis for any such claim (any such enforcement, investigation, cleanup, removal, remediation or response, other governmental or regulatory action, claim or settlement is herein referred to as an "ENVIRONMENTAL CLAIM").

            (iii) The term "ENVIRONMENTAL AND OCCUPATIONAL SAFETY AND HEALTH LAW" as used in (i) and (ii) above and throughout this Agreement means any past, present or future statute, rule, regulation, law, ordinance, program or code, whether local, state, federal, international or otherwise, that (A) regulates, creates standards for or imposes liability or standards of conduct concerning any element, compound, pollutant, contaminant, or toxic or hazardous substance, material or waste, or any mixture thereof, or relates in any way to emissions or releases into the environment or ambient environmental conditions, or conduct affecting such matters, or (B) is designed to provide safe and healthful working conditions or reduce occupational safety and health hazards. Such laws shall include, but not be limited to, the National Environmental Policy Act, 42 U.S.C. Sections 4321 ET SEQ., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 ET SEQ., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 ET SEQ., the Federal Clean Air Act, 42 U.S.C. Sections 7401 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 ET SEQ., the Emergency Planning and Community Right to Know Act (SARA Title III), 42 U.S.C.
      Section 11011, the Occupational Safety and Health Act, 29 U.S.C.
      Sections 651 ET SEQ., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136, and any amendments thereof, or similar enactments thereto, as is now or at any time hereafter may be in effect, as well as their international, state and local counterparts.

            (iv)  The term "ENVIRONMENTALLY REGULATED MATERIALS" as used in
      (i) and (ii) above and throughout this Agreement means any element, compound, pollutant, contaminant, substance, material or waste, or any mixture thereof, designated, listed, referenced, regulated or identified pursuant to any Environmental and Occupational Safety and Health Law.

      (w) TRANSACTIONS WITH CERTAIN PERSONS. Except as set forth in the Disclosure Schedule, during the past three years Company has not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the ordinary course of business or otherwise, (i) any shareholder of Company or (ii) any Affiliate or Associate of Company or any shareholder of Company (except with respect to compensation in the ordinary course of business for services rendered as a director, officer or employee of Company). Except as set forth in the Disclosure Schedule, as of the date hereof, Company does not owe any amount to, or have any agreement or contract with or commitment to, any of its shareholders, directors, officers, employees or consultants or any Affiliate or Associate thereof (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to Company. No part of the property or assets of any Shareholder or any direct or indirect subsidiary or Affiliate or Associate of any Shareholder is used by Company.

      (x) BROKERS. Except as set forth in the Disclosure Schedule, neither Company nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Company for any such fee or commission to be claimed by any person or entity.

      (y) ABSENCE OF CERTAIN BUSINESS PRACTICES. Other than discounts in accordance with usual and customary business practices, meals, courtesy business cards, and except as set forth in the Disclosure Schedule, neither Company nor, to the best of its Knowledge, any officer, employee or agent of Company, nor, to the best of its Knowledge, any other person acting on its behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Company (or assist Company in connection with any actual or proposed transaction) which (i) might subject Company (or Purchaser or Merrill pursuant to the terms of this Agreement) to any damage or penalty in any civil, criminal or governmental litigation proceeding in excess of $10,000, (ii) if not given in the past, might have had a material adverse affect on the assets, business or operations of Company as reflected in the financial statements described in Section 2(g), or (iii) if not continued in the future, might materially adversely affect Company's assets, business, operations or prospects or which might subject Company (or Purchaser or Merrill pursuant to the terms of this Agreement) to suit or penalty in any private or governmental litigation or proceeding.

      (z) DISCLOSURE. No representations or warranties by Company or any of the Shareholders in this Agreement and no statement contained in any document (including, without limitation, the financial statements referred to in Section 2(g) hereof and the Disclosure Schedule), certificate or other writing furnished or to be furnished by Company or any of the Shareholders to Purchaser or Merrill pursuant to the provisions of this Agreement, contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein. There is no material fact as of the date hereof which has not been disclosed in writing to Merrill to which Company or the Shareholders has Knowledge related to Company, the Assets or Company's operations, properties, financial condition or prospects which has a Material Adverse Effect or, to the Knowledge of Company or any of the Shareholders, in the future may have a

Material Adverse Effect on Company or the Assets. The representations and warranties contained in this Section 2 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Purchaser, Merrill or their respective representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.


                                 SECTION 3

3.   REPRESENTATIONS AND WARRANTIES OF MERRILL AND PURCHASER.

      Merrill and Purchaser, jointly and severally, represent and warrant to Company and the Shareholders as of the date hereof as follows:

      (a) CORPORATE ORGANIZATION. Each of Merrill and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

      (b) AUTHORIZATION. Each of Merrill and Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Boards of Directors of Merrill and Purchaser have taken all action required by law, their respective articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and no action of the stockholders of Merrill is required. This Agreement is the valid and binding legal obligation of Merrill and Purchaser enforceable against them in accordance with its terms.

      (c) NON-CONTRAVENTION. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions
contemplated herein will:   (i) violate any provision of the articles of
incorporation or bylaws of Merrill or Purchaser; or (ii) except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, liens, security interests, encumbrances, restrictions and charges which would not, individually or in the aggregate, have a Material Adverse Effect on Merrill or Purchaser, (A) violate, be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Merrill or Purchaser is a party or by which they or any of their properties or assets is or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents shall have been obtained at or prior to the Closing) or
(B) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, adverse claim or charge of any kind, upon any property or assets of Merrill or Purchaser under any debt, obligation, contract, agreement or commitment to which Merrill or Purchaser is a party or by which Merrill or Purchaser or any of their assets or properties is or may be bound; or (iii) violate any Law.

      (d) CONSENTS AND APPROVALS. Except for filings under the HSR Act, no Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Merrill and Purchaser of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on Merrill.

      (e) FINANCIAL STATEMENTS. Except as disclosed therein, the audited financial statements of Merrill as of and for the years ended January 31, 1993, 1992 and 1991 included in its 1993 Annual Report to Shareholders and the unaudited financial statements of Merrill as of and for the nine months ended October 31, 1993 included in its Quarterly Report on Form 10-Q for its third quarter. (i) are in accordance with the books and records of Merrill and have been prepared in conformity with generally accepted accounting principles consistently applied for all periods, and (ii) fairly present the consolidated financial position of Merrill as of the respective dates thereof, and the results of operations (or income or loss), changes in shareholders' equity and changes in cash flow (or financial position) for the periods then ended, all in accordance with generally accepted accounting principles consistently applied for all periods (except, with respect to the unaudited financial statements, for the absence of notes which, if presented, would not differ materially from those included in the balance sheet as of January 31, 1993).

      (f)   ABSENCE OF UNDISCLOSED LIABILITIES.  Except as and to the extent
(i) reflected and reserved against in Merrill's January 31, 1993 balance sheet, (ii) reflected in Merrill's October 31, 1993 balance sheet, Merrill's Annual Report on Form 10-K for the year ended January 31, 1993 or Quarterly Report on Form 10-Q for the nine months ended October 31, 1993, or otherwise disclosed in writing to Company as of or prior to the date hereof, or (iii) incurred in the ordinary course of business after January 31, 1993, either individually or in the aggregate, Merrill does not have any debt, liability or obligation, known or unknown, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, of any nature whatsoever, which could reasonably be expected to have a Material Adverse Effect on Merrill.

      (g) ABSENCE OF CERTAIN CHANGES. Except as reflected in Merrill's October 31, 1993 balance sheet, Merrill's Annual Report on Form 10-K for the year ended January 31, 1993 or Quarterly Report on Form 10-Q for the nine months ended October 31, 1993, or otherwise disclosed in writing to Company as of or prior to the date hereof, since January 31, 1993 Merrill has not, subject to the foregoing exceptions:

            (i) suffered any Material Adverse Effect or experienced any event or failed to take any action which reasonably could be expected to result in such a Material Adverse Effect;

            (ii) suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or suffered any loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers which had or may reasonably be expected to result in a Material Adverse Effect on Merrill;

            (iii) entered into any material transaction which transaction reasonably could be expected to result in a Material Adverse Effect on Merrill;

            (iv) agreed, whether in writing or otherwise, to take any action described in this subsection.

      (h) LITIGATION. Except as set forth in the audited or unaudited financial statements of Merrill referred to in Section 3(e) hereof, Merrill's Annual Report on Form 10-K for the year ended January 31, 1993 or its Quarterly Report on Form 10-Q for the nine months ended October 31, 1993 or otherwise as disclosed in writing to Company as of or prior to the date hereof, to the best of Knowledge of Merrill or Purchaser, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit, involving any environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled or, to the knowledge of Merrill, threatened or contemplated by or against or involving Merrill, its assets, properties or businesses or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, which may have a Material Adverse Effect on Merrill or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

      (i) BROKERS. Except as disclosed in writing to Company as of or prior to the date hereof, neither Merrill nor any of its directors, officers or employees has employed any broker, finder, or financial advisor, whose compensation or fee Company or either

Shareholder shall be liable for, or incurred any liability of Company or either of the Shareholders for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Merrill for any such fee or commission to be claimed from Company or other Shareholder by any person or entity.

      (j) DISCLOSURE. No representations or warranties by Merrill in this Agreement and no statement contained in any document (including, without limitation, the financial statements referred to in Section 3(e) hereof), certificate or other writing furnished or to be furnished by Merrill to Company pursuant to the provisions of this Agreement, contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading. For the purposes of this paragraph, a "material fact" is a fact concerning a matter which would have a Material Adverse Effect on Merrill. There is no material fact as of the date hereof which has not been disclosed in writing to Company to which Merrill has Knowledge related to Merrill, which has a Material Adverse Effect or, to the Knowledge of Merrill, in the future may have a Material Adverse Effect on Merrill. The representations and warranties contained in this Section 3 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Company, any Shareholder or their respective representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.


                                 SECTION 4

4.   COVENANTS.

      (a) COMPANY'S AGREEMENTS AS TO SPECIFIED MATTERS. Except as may be otherwise agreed in writing by Merrill (which agreement shall not be unreasonably withheld) and except as contemplated by this Agreement, from the date hereof until the Closing, Company shall not:

            (i)  Amend its articles of incorporation or bylaws;

            (ii) Borrow or agree to borrow any funds, except in the ordinary course of business pursuant to existing loan agreements;

            (iii) Incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any claims, obligations, liabilities or loss contingencies which, individually or in the aggregate, are material to the conduct of the businesses of Company or have or would have a Material Adverse Effect on Company;

            (iv) Pay, discharge or satisfy any claims, liabilities or obligations, except in the ordinary course of business and consistent with past practice;

            (v) Permit or allow any of the Assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except Permitted Liens;

            (vi) Write down the value of any inventory or write off as uncollectible any notes or accounts receivable or any trade accounts or trade notes, except in the ordinary course of business and consistent with past practice;

            (vii) Cancel or amend any debts, waive any claims or rights or sell, transfer or otherwise dispose of any properties or assets, other than (A) inventory in the ordinary course of business or (B) for such debts, claims, rights, properties or assets which, individually or in the aggregate, are not material to the conduct of its businesses;

            (viii) License, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right to the use of any Intellectual Property Rights;

            (ix)  (A)   Terminate, enter into, adopt, institute or otherwise
      become subject to or amend in any material respect any collective bargaining agreement or employment or similar agreement or arrangement with any of its shareholders, directors, officers or employees; (B) terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any Compensation Plan; (C) contribute, set aside for contribution or authorize the contribution of any amounts for any such Compensation Plan, except as required (and not discretionary) by the terms of such Compensation Plan or as reflected in the financial projections of Company dated September 8, 1993 previously delivered to Merrill; or (D) provide any severance or termination pay for any employee or grant or become obligated to grant any general increase in the compensation of any directors, officers or employees (including without limitation any such increase pursuant to any Compensation Plan), except pursuant to the terms of existing agreements and no earlier than two business days after written notice of same is received by Merrill; or (E) increase in any manner the compensation or fringe benefits of any employee or pay any benefit or compensation not required by any existing agreement, plan or arrangement;

            (x) Make or enter into any commitment for capital expenditures for additions to property, plant or equipment individually in excess of $25,000, except as necessary to complete the plant expansion as currently contemplated, as reflected in the financial projections of the Company dated September 8, 1993 previously delivered to Merrill;

            (xi)  (A)   Except as permitted pursuant to (xii) below, declare,
      pay or set aside for payment any dividend or other distribution in respect of its capital stock or other securities (including without limitation distributions in redemption or liquidation) or redeem, purchase or otherwise acquire any shares of its capital stock or other securities (except as specifically provided in Section 4(j)(vi) hereof);
      (B) issue, grant or sell any shares of its capital stock or equity securities of any class, or any options, warrants, conversion or other rights to purchase or acquire any such shares or equity securities or any securities convertible into or exchangeable for such shares or equity securities; (C) become a party to any merger, exchange, reorganization, recapitalization, liquidation, dissolution or other similar corporate transaction; or (D) organize any new subsidiary, acquire any capital stock or other equity securities or other ownership interest in, or assets of, any person or entity or otherwise make any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any person or entity;

            (xii) Pay, lend or advance any amounts to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any director, officer, employee or shareholder or any Affiliate or Associate thereof (except (A) with respect to compensation in the ordinary course of business for services rendered as a director, officer or employee of Company or (B) any release given to Company in connection with the termination of any existing employment agreement);

            (xiii) Terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment identified in Section 2(l) of the Disclosure Schedule, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any such items, except in the ordinary course of business and consistent with past practice;

            (xiv) Take any action that can be reasonably anticipated to have a Material Adverse Effect on Company or that could cause any representation or warranty set forth in Section 2 hereof to be untrue or any condition to the Closing not to be satisfied in any material respect;

            (xv) Accelerate billings, shipments to customers, payments from customers, orders from suppliers or payment of accounts payable or adjust the level of inventory, except in the ordinary course of business consistent with past practices;

            (xvi) Acquire any of the business or assets of any other person, firm, association or corporation;

            (xvii) Do any act or omit to do any act, or permit any act or omission to act, which could cause a breach or default by Company under any of Company's contracts, agreements, commitments or obligations;

            (xviii) Enter into or amend any other agreements, commitments or contracts which, individually or in the aggregate, are material to Company, except agreements for the purchase and sale of goods or services in the ordinary course of business, consistent with past practice and not in excess of current requirements; or

            (xix) Agree, whether in writing or otherwise, to take any action described in this subsection.

      (b) CONDUCT OF COMPANY BUSINESS. Except as may be otherwise agreed in writing by Merrill, from the date hereof until the Closing, Company shall use reasonable commercial efforts to maintain its assets and properties and carry on its businesses and operations only in ordinary course in substantially the same manner as planned and previously operated, and shall use reasonable commercial efforts to preserve intact its business organizations, existing business relationships (including without limitation its relationships with officers, employees, dealers, distributors, independent contractors, customers and suppliers), good will and going concern value. Without limiting the generality of the foregoing, from the date hereof until the Closing, Company shall, unless it has received the prior written consent of Merrill, which consent shall not be unreasonably withheld: (i) refrain from changing, in any material respect, any of its business policies relating to its business; (ii) maintain and keep its assets in good repair, working order and condition (except for obsolescence and ordinary wear and tear and damage due to casualty); and (iii) perform all of its obligations under all contracts, leases and any and all other agreements relating to or affecting the Assets or its business where the failure to so perform would have a Material Adverse Effect on Company.

      (c) NO COMPANY SOLICITATION OF ALTERNATE TRANSACTION. Company and the Shareholders shall not, and shall ensure that, Company's directors, officers and employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents shall not, directly or indirectly, solicit or entertain offers from, negotiate with, provide any nonpublic information to, enter into any agreement with, or in any manner encourage, discuss, accept or consider any proposal of, any third party relating to the acquisition of Company, its assets or business, in whole or in part, whether through a tender offer (including a self tender offer), exchange offer, merger, consolidation, sale of substantial assets or of a significant amount of assets, sale of securities, acquisition of Company's securities, liquidation, dissolution or similar transactions involving Company or any division of Company (such proposals, announcements or transactions being called herein "ACQUISITION PROPOSALS"). Company shall promptly inform Merrill of any inquiry (including the terms thereof and the identity of the third party making such inquiry) which it may receive in respect of an Acquisition Proposal and furnish to Merrill a copy of any such written inquiry. Merrill and Purchaser acknowledge that Company has previously actively marketed the sale of its business and that the receipt and response to an Acquisition Proposal shall not constitute a breach of this Agreement as long as such response does no more than indicate that (i) the Acquisition Proposal has been received, (ii) Company has entered into an agreement with respect to an acquisition of Company and (iii) Company will not negotiate with parties offering the Acquisition Proposal, unless this Agreement has been terminated in accordance with its terms.

      (d) FULL ACCESS TO MERRILL. Throughout the period prior to Closing, Company shall afford to Merrill and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of Company in order that Merrill may have full opportunity to make such investigations as it shall desire to make of the affairs of Company. Company shall furnish such additional financial and operating data and other information as Merrill shall, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; PROVIDED, HOWEVER, that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of Company or the Shareholders herein.

      (e) CONFIDENTIALITY. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("INFORMATION") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "DISCLOSE"), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of Law; PROVIDED, HOWEVER, that prior to any Disclosure of any Information permitted hereunder, the disclosing party shall first obtain the recipients' undertaking to comply with the provisions of this subsection with respect to such information. The term "INFORMATION" as used herein shall not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; or (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information. The obligations of Purchaser and Merrill under this paragraph shall terminate at Closing except for obligations with respect to Tax Returns as provided in section 4(j)(v).

      (f) FILINGS; CONSENTS; REMOVAL OF OBJECTIONS. Subject to the terms and conditions herein provided, the parties hereto shall use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their best efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

      (g)   FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

            (i) Each party hereto shall, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the request of Purchaser or Merrill and without further consideration, Company and the Shareholders will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Purchaser or Merrill may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all rights with respect thereto.

            (ii) Company shall reasonably cooperate with Merrill and Purchaser in the development of plans for the management of the business related to the Assets after the Closing, including without limitation plans relating to productivity, marketing, operations and improvements. Subject to applicable Law, Company shall confer on a regular and reasonable basis with one or more representatives of Merrill or Purchaser to report on material operational matters and the general status of ongoing operations.

            (iii) At all times from the date hereof until the Closing, each party shall promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Section 5 and Section 6 hereof.

      (h)   SUPPLEMENTS TO DISCLOSURE SCHEDULE.  Prior to the Closing,
Company and Shareholders will supplement or amend the Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of Company or the Shareholders which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties of Company and Shareholders contained in Section 2 hereof in order to determine the fulfillment of the conditions set forth in subsection 5(a), the Disclosure Schedule shall be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Disclosure Schedule.

      (i) PUBLIC ANNOUNCEMENTS. None of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that any of the parties hereto may at any time make any announcements which are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

      (j)   TAX MATTERS.

            (i) TAX ELECTIONS. No new elections by Company or any Shareholder with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Assets shall be made after the date of this Agreement without the prior written consent of Merrill or Purchaser.

            (ii) CLEARANCE CERTIFICATE. As a condition precedent to the consummation of the transactions contemplated by this Agreement, Company or the Shareholders shall provide Purchaser with any clearance certificate or similar document(s) which may be required by any state taxing authority in order to relieve Purchaser of any obligation to withhold any portion of the Purchase Price.

            (iii) TRANSACTIONAL AND TRANSFER TAXES. In the event that any sales or use Tax, or any Tax in the nature of a sales or use tax, or any transactional Tax, or any recording fee or other similar cost (including interest and penalties, if any) is payable or assessed relative to the sale or transfer of any of the Assets or the other transactions contemplated herein, Purchaser shall pay all such Taxes and Purchaser shall provide proof reasonably satisfactory to Company (upon Company's written request) that such Taxes or recording fees have been paid in full. The parties hereto shall cooperate to make any necessary filings with state and local taxing Authorities and to furnish any required supplemental information with respect to any state and local Tax liabilities resulting from the consummation of the transactions contemplated herein.

            (iv) TAX LIABILITY; POST-CLOSING TAX RETURN FILINGS; NO DISTRIBUTIONS. In addition to and without limiting those representations and warranties set forth in Section 2(p) of this Agreement, except as provided in paragraph (iii) above Shareholders shall pay all Taxes arising from or relating to the transactions contemplated by this Agreement, including without limitation Taxes on any income or gains of Company or the Shareholders arising from the sale of the Assets. The Shareholders shall cause to be prepared and filed all Federal and state income Tax Returns for Company and the Shareholders reflecting all activities of Company through and including the Closing Date.

            (v) COOPERATION AND RECORDS RETENTION. The Shareholders and Purchaser shall (a) each provide the other, and Company and Purchaser shall provide the Shareholders, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing Authority or judicial or administrative proceedings relating to liability for Taxes,
      (b) each retain and provide the other, and Company and

      Purchaser shall retain and provide the Shareholders, with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and (c) each provide the other with any final determination of such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Company, Purchaser and the Shareholders shall, until the applicable statutes of limitations (including all extensions) have expired, (x) retain copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all Tax periods or portions thereof ending on or before the Closing Date, shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same, and (y) cause such Tax Returns, supporting work schedules and other records or other information to be subject to the confidentiality provisions of Section 4(e) hereof.

            (vi) DIVIDENDS BY COMPANY TO SHAREHOLDERS. Notwithstanding anything to the contrary in Section 4(a)(xi) hereof, Company may declare and pay a cash dividend to the Shareholders in an amount equal to their liability for unpaid federal and state income taxes for the portion of the 1993 taxable year up to and including the Closing Date for which the Shareholders are liable (assuming the use of all deductions and credits available to the Shareholders) by virtue of Company's status as an S corporation under Section 1362 of the Code and for which the Shareholders and Company are responsible pursuant to Section 2(p)(i) hereof (the "PRIOR PERIOD S TAXES"); provided, however, that (A) the amount of such dividend shall (1) be pro rated as to each of the Shareholders, (2) be reduced by any prior dividends or distributions paid by Company to the Shareholders in respect of such Prior Period S Taxes, and (3) be reflected as a reduction in the Net Worth of Company on the Closing Balance Sheet, (B) at least ten days prior to declaring or paying such dividend the Shareholders shall have provided Merrill with a certificate from the Shareholders and their accountants certifying the accuracy and method of determining the amount of such tax liability (which in no event shall be based on a combined federal and state tax rate in excess of 45%) and Merrill shall be satisfied that such certified amount is reasonably accurate, and (C) in no event shall Company prior to Closing be entitled to declare and pay a dividend of any amount attributable to Taxes, if any, that arise as a result of the transactions contemplated by this Agreement.

      (k) BULK TRANSFERS. Company has requested that Purchaser waive, and Purchaser hereby agrees to waive, the requirements of the Uniform Commercial Code concerning bulk transfers, as in effect in the various states in which Company has assets, including without limitation the requirement of notice to creditors. Company and the Shareholders shall jointly indemnify Merrill and Purchaser in connection herewith pursuant to Section 8(c)(i) hereof.

      (l)   STOCK OPTIONS.

            (i) At Closing, Merrill will grant seven-year options to purchase an aggregate of 28,000 shares of the Common Stock of Merrill (at an exercise price equal to the fair market value of such shares as of the business day prior to the date of grant) to the Key Executives. Such options will be fully exercisable for their term and shall be evidenced by an option agreement in substantially the form of Exhibit 4(l). Merrill will use its best efforts to register under the Securities Act of 1933 on a registration statement on Form S-8 the shares to be issued under such options.

            (ii) On January 31, 1994, Merrill will grant to the Shareholders seven-year options to purchase a number of shares of the Common Stock of Merrill equal to the amount of Company's pre-tax earnings for the fiscal year ending December 31, 1993 (determined in accordance with generally accepted accounting principles applied consistently with the principles, practices and procedures used in the preparation of Company's audited financial statements at and for the nine months ended September 30,
      1993) which exceeds $2,638,000 divided by $8.00 (rounded to the next lowest share), such number of shares not to exceed 85,000. In determining Company's pre-tax earnings for the fiscal year ending December 31, 1993 for the purposes of this paragraph, (A) profit-sharing expense shall be calculated using a methodology consistent with that used in Company's 1992 financial statements, (B) the accrual for vacation pay shall be equal to the difference between such amount as of the Closing Date and $105,380, (C) no charge for deferred compensation for 1993 shall be made, (D) no interest income on notes receivable (or charge for interest on notes payable) between Company and the Shareholders or May Development Company shall be included, and (E) no charge shall be made for up to $75,000 of attorneys' fees incurred by Company related to the transactions contemplated by this Agreement or in connection with corporate "clean up" matters necessary in connection therewith. The exercise price for such options will be equal to the fair market value of the Common Stock of Merrill on the Closing Date. Any options granted to the Shareholders (or any options that, as of the Closing, do not qualify for registration on Form S-8) shall contain a one-time "demand" registration right (at the expense of Merrill and only during the term of the option) relating to the resale of the shares underlying such options. Such options shall be evidenced by an option agreement in substantially the form of Exhibit 4(l).

            (iii) Within 30 days after the Closing, Merrill will grant seven-year options to purchase an aggregate of 42,000 shares of the Common Stock of Merrill (at an exercise price equal to the fair market value of such shares as of the business day prior to the date of grant) to individuals who are employees of Company as of such date, in amounts and to such employees as Merrill shall determine in its sole discretion. Such options shall be granted pursuant to Merrill's 1993 Stock Incentive Plan.

      (m) NON-COMPETITION AGREEMENTS. At the Closing, Company, each of the Shareholders and each of the Key Executives will enter into a non-competition agreement with Merrill and Purchaser in substantially the form of Exhibit 4(m) (the "NON-COMPETITION AGREEMENT"), pursuant to which
Company, each Shareholder and each Key Executive will agree that it and its Affiliates and Associates will not compete with Merrill, Purchaser or Company for five years (three years in the case of the Key Executives) after the Closing. Merrill or Purchaser shall pay each Shareholder $237,000 at Closing under their respective Non-Competition Agreements.

      (n)   EMPLOYMENT AGREEMENTS.   At the Closing, Merrill or Purchaser
and the Key Executives and such other employees as the Merrill or Purchaser deems to be key-employees of Company will enter into employment agreements in substantially the form of Exhibit 4(n) (the "EMPLOYMENT AGREEMENTS").

      (o) NON-COMPETITION OF MERRILL AND PURCHASER. From the date hereof through October 4, 1995, neither Merrill nor Purchaser will provide telephone or catalog order fulfillment services and related printing services as a single source to the franchisees of (or to parties with a similar relationship to) any of the entities listed in Exhibit B to the letter of intent, dated October 4, 1993, among Merrill, Company and the Shareholders (the "LETTER OF INTENT"). The foregoing provision shall terminate upon the Closing or if this Agreement is terminated pursuant to Section 7(a)(iv) hereof and the Closing shall not have occurred.

      (p)  EMPLOYEE BENEFITS.

            (i) OFFERS OF EMPLOYMENT. On the Closing Date, Company shall make available for employment and Purchaser shall offer to employ all employees of Company who, on the Closing Date, are (A) at work or (B) absent from work solely because of (1) holiday, (2) vacation, (3) illness or disability which has prevented, or is expected to prevent, the employee from working at his or her assigned job for no longer than 30 days in total duration (including time before and after the Closing
      Date) or (4) leave of absence which has lasted or is expected to last no longer than 60 days in total duration (including time before and after the Closing Date) or which is for military duty; provided, that Purchaser is not required to offer to employ any employee of Company with respect to whom Company has given, prior to the Closing Date, notice of termination of employment. Any employee of Company who accepts an offer of employment pursuant to this subsection (i) and reports for work with the Purchaser on the first date requested by the Purchaser is referred to in this Section 4(p) as a "TRANSFERRED EMPLOYEE."

            (ii) TERMS OF OFFERS OF EMPLOYMENT. Purchaser will, in its discretion, determine the terms of all offers of employment made pursuant to subsection (i), subject to the following:

                  (A) Purchaser will adopt the Merrill Corporation 401(k) Incentive Savings Plan (the "Merrill 401(k) Plan") effective as of February 1, 1994 and Merrill will consent to such adoption.

                        (1) Each Transferred Employee who was eligible to participate in Company's Profit Sharing and Incentive Savings Plan immediately prior to the Closing Date shall be eligible to participate in the Merrill 401(k) Plan on the first regular entry date following the Closing Date if he or she remains employed as an employee who is eligible to participate in the Merrill 401(k) Plan on such entry date.

                        (2) Each Transferred Employee who was not eligible to participate in Company's Profit Sharing and Incentive Savings Plan immediately prior to the Closing Date due solely to minimum age or service requirements thereunder will become eligible to participate in the Merrill 401(k) Plan on the first regular entry date that falls on or first follows his or her satisfaction of the minimum service requirement of the Merrill 401(k) Plan if he or she remains employed as an employee who is eligible to participate in the Merrill 401(k) Plan on such entry date.

                        (3) Each Transferred Employee who becomes eligible to participate in the Merrill 401(k) Plan will be permitted to roll over any eligible rollover distributions from Company's Profit Sharing and Incentive Savings Plan by way of direct transfer pursuant to Section 401(a)(31) of the Code if he or she remains employed as an employee who is eligible to participate in the Merrill 401(k) Plan at the time of the transfer.

                  (B) Purchaser will adopt the Merrill Corporation Retirement Plan effective as of February 1, 1994 and Merrill will consent to such adoption. Each Transferred Employee will become eligible to participate in the Merrill Corporation Retirement Plan on the first regular entry date that falls on or first follows his or her satisfaction of the Plan's minimum service requirement if he or she remains employed as an employee who is eligible to participate in such Plan on such entry date.

                  (C) Purchaser will provide each Transferred Employee with an opportunity to elect to be covered under medical and dental plans which provide benefits substantially similar to those offered by Company's medical and dental benefit plans as in effect immediately prior to the Closing Date in which such Transferred Employee will be immediately eligible to participate subject to any exclusions or limitations that were applicable to the Transferred Employee (or any member of his or her family) under Company's medical and dental benefit plans immediately prior to the Closing Date.

                  (D) Effective as of the first business day after the Closing Date, Purchaser will establish the following benefit plans for Transferred Employees with terms, conditions, exclusions and limitations substantially similar to those in effect under the corresponding benefit plans of the Company immediately prior to the Closing Date: cancer insurance; cafeteria plan (with premium conversion and dependent care assistance features); group-term life insurance; short-term disability; and employee assistance.

                  (E) Purchaser will recognize and assume liability for accrued vacation of each Transferred Employee as of the Closing Date to the extent (and only to the extent) such liability is both properly accrued in accordance with the vacation policies and practices of Company disclosed to Merrill and reflected on the Closing Balance Sheet.

                  (F) Purchaser and Merrill will credit Transferred Employees with all years of service with Company and its Affiliates as a common law employee thereof for all purposes other than benefit accrual in connection with any benefit plan maintained by Purchaser or Merrill which is generally available to its employees and in which the Transferred Employees are otherwise eligible to participate.

            (iii) COBRA. Purchaser will provide for continued coverage under the medical and dental plans referenced in subsection (ii)(C) or any other medical and dental plans maintained by Merrill to each "qualified beneficiary" who is or becomes entitled to "continuation coverage" under Company's medical or dental benefit plan by reason of the occurrence of a "qualifying event" occurring before, on or after the Closing Date for the maximum period required by Section 4980B(f)(2)(B) of the Code. For purposes of the foregoing sentence, "group health plan," "qualified beneficiary," "continuation coverage" and "qualifying event" have the meanings ascribed to them in Section 4980B of the Code.

            (iv) RESERVATION OF RIGHTS. Except as otherwise provided in any Employment Agreement or other Assumed Contract, it is the intention of the parties that the employment relationship between Purchaser and any Transferred Employee is at will and, consequently, nothing contained in this Agreement shall prevent Purchaser or Merrill or any of their Affiliates at any time after the Closing Date from terminating, reassigning, promoting or demoting any such Transferred Employee or changing adversely or favorably his or her titles, powers, duties, responsibilities, functions, location, compensation or terms and conditions of employment. Except as otherwise provided in any Employment Agreement or other Assumed Contract, nothing contained in this Agreement shall restrict in any way the right of Purchaser or Merrill or any of their Affiliates to establish, amend or terminate any employee benefit plan, policy or practice.

            (v) NO ASSUMPTION. Except as provided in subsection (ii)(D) with respect to accrued vacation, Purchaser has not agreed to assume any obligation or liability under or arising, directly or indirectly, in connection with any Pension Plan, Welfare Plan or Compensation Plan of Company or any Affiliated Organization of Company which is not an Assumed Contract and Company shall remain solely responsible for and Company and the Shareholders shall indemnify and hold harmless Merrill and Purchaser from and against any liability of any nature whatsoever arising in connection with such Plans which are not Assumed Contracts. To the extent liabilities assumed by Purchaser pursuant to Section 1(a) of the Liability Undertaking relate to participation by Transferred Employees on or before the Closing Date in any Pension, Welfare or Compensation Plan of the Company or of any Affiliated Organization of the Company, the Purchaser's satisfaction of such liabilities after the Closing Date is not intended by the parties, and shall not be construed, to constitute an assumption by the Purchaser of such Plan under which such liabilities arose, but rather is an accommodation provided to the Company by the Purchaser and, other than in the case of such liabilities arising pursuant to an Assumed Contract, the Purchaser will provide Company with written remittal or payment directions, which Purchaser will follow.

      (q)   DIRECTORS AND SHAREHOLDERS AUTHORIZATION; CHANGE OF CORPORATE
            NAME.

            (i) At or prior to the Closing, Company will deliver to Purchaser a copy of the resolutions of the Board of Directors and all required resolutions or consents of the shareholders of Company, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of Company.

            (ii) On or before the Closing, Company will deliver to Purchaser a duly executed and acknowledged certificate of amendment to Company's articles of organization or other appropriate document which is required to change Company's corporate name so as to make Company's present name available to Purchaser. Purchaser is hereby authorized to file such certificate or other document in order to effectuate such change of name at or after the Closing as Purchaser shall elect.

      (r)   ADDITIONAL POST-CLOSING OBLIGATIONS OF COMPANY AND THE
            SHAREHOLDERS.

            (i) Company and the Shareholders acknowledge that Company has been identified as a potentially responsible party with respect to the St. Augusta Sanitary Landfill/Engen Dump Site located in Stearns County, Minnesota and the Seaboard Chemical Corporation Site in Jamestown, North Carolina. Company, the Shareholders or any Affiliate or Associate of Company or any Shareholder (a "COMPANY RELATED PARTY") identified as a potentially responsible party shall provide copies to Merrill of any written claims, complaints, notices and correspondence relating to the site where such Company Related Party has been contacted as a potentially responsible party. Should such Company Related Party fail to perform or observe any of its obligations or agreements pertaining to the above sites, or any other sites where such Company Related Party is identified as a potentially responsible party, then Merrill or Purchaser shall have the right, but not the duty, without limitation upon any of the rights of Merrill or Purchaser pursuant to this Agreement, to perform those obligations or agreements. In that event, Merrill or Purchaser shall be deemed to be acting as the agent of such Company Related Party, and nothing in the exercise of its rights under this provision should be interpreted as rendering Merrill or Purchaser as a responsible party. Nothing in the foregoing shall diminish or in any way affect the obligation of Company and the Shareholders to indemnify Merrill and Purchase pursuant to Section 8 hereof.

            (ii)  Effective as of the Closing, Company appoints

      Purchaser its successors and assigns, the true and lawful attorney or attorneys of Company, with full power of substitution, in the name of Company but on behalf and for the benefit of and at the expense of
      Purchaser: (A) to collect in the name of Company for the account of Purchaser all receivables and other items to be sold and transferred to Purchaser as provided herein; (B) to institute and prosecute, in the name of Company or otherwise, all proceedings which Purchaser may deem necessary or desirable in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets; (C) to defend and compromise any and all actions, suits or proceedings in respect of the Assets to the extent liability therefor has been assumed by Purchaser hereunder; and (D) to do all such acts and things in relation to the foregoing as is reasonably necessary to exercise such powers, as Purchaser may deem advisable. The foregoing power is coupled with an interest and shall be irrevocable by Company or by its dissolution in any manner or for any reason. Purchaser shall retain for its own account any amounts collected pursuant to the foregoing power, including any sums payable as interest in respect thereof, and Company shall pay to Purchaser, when received, any amounts which shall be received by Company in respect of any receivables or other assets or properties related to the Assets. Purchaser shall pay to Company, when received, any amounts which shall be received by Purchaser in respect of any receivables or other assets or properties of Company (other than those related to the Assets).


                                 SECTION 5

5.   CONDITIONS TO OBLIGATIONS OF MERRILL AND PURCHASER.

      Notwithstanding any other provision of this Agreement to the contrary, the obligation of Merrill and Purchaser to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

      (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Company and the Shareholders contained in this Agreement, including without limitation in the Disclosure Schedule initially delivered to Purchaser as Exhibit 2 (and not including any changes or additions delivered to Purchaser pursuant to subsection 4(h)), shall be in all material respects true, complete and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects at the Closing with respect to such date or period.

      (b) PERFORMANCE. Company and the Shareholders shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Company and Shareholders on or prior to the Closing.

      (c)   REQUIRED APPROVALS AND CONSENTS.

            (i) All action required by law and otherwise to be taken by the Board of Directors of Company and the Shareholders to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

            (ii) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, shall have been delivered, made or obtained, and Purchaser shall have received copies thereof.

      (d)   ADVERSE CHANGES.  No material adverse change shall have occurred
(i) in the businesses, financial condition, prospects, assets or operations of Company since September 30, 1993, (ii) from projected operating results and cash, working capital and total asset levels of Company as of and for the year ending December 31, 1993 included in the projections of Company dated September 8, 1993, previously delivered to Merrill, or (iii) in Company from its status described in the Confidential Memorandum previously delivered to Merrill by Company.

      (e) NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a Material Adverse Effect on Company's business, financial condition, prospects, assets or operations.

      (f) OPINION OF COMPANY COUNSEL. Merrill and Purchaser shall have received an opinion from Maslon, Edelman, Borman & Brand, counsel to Company and Shareholders, dated the Closing Date, substantially in the form and substance set forth as Exhibit 5(f) hereto.

      (g) LEGISLATION. No Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

      (h) ACCEPTANCE BY COUNSEL TO MERRILL AND PURCHASER. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to Oppenheimer Wolff & Donnelly, counsel to Merrill and Purchaser.

      (i) CERTIFICATES. Merrill and Purchaser shall have received such certificates of Company's officers and of Shareholders, in a form and substance reasonably satisfactory to Merrill and Purchaser, dated the Closing Date, to evidence compliance with the conditions set forth in this Section 5 and such other matters as may be reasonably requested by Merrill and Purchaser.

      (j) NONCOMPETITION AGREEMENTS. Merrill, Company, each Shareholder and each Key Employee shall have executed and delivered to Purchaser a Non-Competition Agreement pursuant to Section 4(m).

      (k)   EMPLOYMENT AGREEMENTS.  The Employment Agreements required by
Section 4(n) shall have been executed and delivered by the parties thereto.

      (l) MEEDA BONDS. Purchaser shall have assumed Company's obligations pursuant to the two loan agreements between Company and the Minnesota Energy and Economic Development Board, dated as of November 1, 1985 and July 1, 1990, respectively, pursuant to the terms set forth in the Liabilities Undertaking.

      (m) DOCUMENTATION FOR CONVEYANCE OF THE ASSETS. Purchaser shall have received, in a form and substance reasonably satisfactory to Merrill and Purchaser, dated the Closing Date, all of the Bills of Sale, deeds, assignments and other conveyance and transfer documentation necessary to vest marketable title in the Assets in Purchaser.

      (n) ALLOCATION OF PURCHASE PRICE. Company and Purchaser shall have completed Exhibit 1(c)(3) concerning allocation of the Purchase Price among the Assets.


                                 SECTION 6

6.   CONDITIONS TO OBLIGATIONS OF COMPANY AND SHAREHOLDERS.

      Notwithstanding anything in this Agreement to the contrary, the obligation of Company and Shareholders to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

      (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Merrill and Purchaser contained in this Agreement shall be in all material respects true, complete and accurate as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects at the Closing with respect to such date or period.

      (b) PERFORMANCE. Merrill and Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.

      (c) ADVERSE CHANGES. No change having a Material Adverse Effect on Merrill shall have occurred since October 31, 1993.

      (d) CORPORATE APPROVALS. All Consents listed in Item 2(e) to the Disclosure Schedule, including all necessary consents under the HSR Act shall have been delivered, made or obtained. All action required to be taken by the Boards of Directors of Merrill and Purchaser to authorize the execution, delivery and performance of this Agreement by Merrill and Purchaser and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

      (e) NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a Material Adverse Effect on Merrill's business, financial condition, prospects, assets or operations.

      (f) CERTIFICATES. Merrill and Purchaser shall have furnished Company and Shareholders with such certificates of Merrill and Purchaser officers, in a form and substance reasonably acceptable to Company and Shareholders, dated the Closing Date, to evidence compliance with the conditions set forth in this Section 6 and such other matters as may be reasonably requested by Company.

      (g) OPINION OF PURCHASER COUNSEL. Merrill and Purchaser shall have delivered to Company an opinion from Oppenheimer Wolff & Donnelly, counsel to Merrill and Purchaser, dated the Closing Date, substantially in the form and substance set forth as Exhibit 6(g) herein.

      (h) PAYMENT OF CONSIDERATION. Company and the Shareholders shall have received satisfactory evidence that the actions to be taken and documents to be delivered pursuant to subsection 1(c)(ii) have been taken or delivered, as the case may be.

      (i) ACCEPTANCE BY COUNSEL. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to Maslon, Edelman, Borman & Brand, counsel to Company and the Shareholders.

      (j) STOCK OPTION AGREEMENTS. Merrill shall have delivered the Stock Option Agreements required by Section 4(l) of this Agreement.

      (k) RELEASE OF GUARANTEES. A release of all guarantees made by the Shareholders for debts of the Company shall have been delivered or obtained.

      (l) MERRILL GUARANTY. Merrill shall have executed and delivered a Guaranty of its obligations under this Agreement.


                                 SECTION 7

7.   TERMINATION AND ABANDONMENT.

      (a) METHODS OF TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time notwithstanding approval thereof by Shareholders, but not later than the
Closing:

            (i) By mutual written consent of Merrill, Purchaser, Company and the Shareholders; or

            (ii) By Merrill and Purchaser on or after the Termination Date or such later date as may be established pursuant to Section 1 hereof, if any of the conditions provided for in Section 5 of this Agreement shall not have been satisfied or waived in writing by Purchaser prior to such date; or

            (iii) By Company and the Shareholders on or after the Termination Date or such later date as may be established pursuant to Section 1 hereof, if any of the conditions provided for in Section 6 of this Agreement shall not have been satisfied or waived in writing by Company prior to such date; or

            (iv) By Merrill or Purchaser if there has been a material breach of any representation, warranty, covenant or agreement on the part of Company or the Shareholders set forth in this Agreement of which notice has been given to Company and the Shareholders in writing by Merrill or Purchaser and which has not been fully cured or cannot be fully cured within the earlier of (A) 30 days of the receipt of such notice or (B) five days prior to the Closing Date; or

            (v) By Company or the Shareholders if there has been a material breach of any representation, warranty, covenant or agreement on the part of Merrill or Purchaser set forth in this Agreement of which notice has been given to Merrill and Purchaser in writing by Company or the Shareholders and which has not been fully cured or cannot be fully cured within the earlier of (A) 30 days of the receipt of such notice or (B) five days prior to the Closing Date; or

            (vi) By any party if the Closing shall not have occurred on or before January 31, 1994.

      (b) PROCEDURE UPON TERMINATION. In the event of termination and abandonment pursuant to subsection (a), written notice thereof shall forthwith be given to the other party or parties, and the provisions of this Agreement (except to the extent provided in subsections 9(a) and 9(b)) shall terminate, and the transactions contemplated herein shall be abandoned, without further action by any party hereto. If this Agreement is terminated as provided herein: (i) each party will, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) the confidentiality obligations of subsection 4(e) shall continue to be applicable; and (iii) except as provided in this subsection, no party shall have any liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof.


                                 SECTION 8

8.   SURVIVAL AND INDEMNIFICATION.

      (a) SURVIVAL. The representations and warranties of each of the parties hereto (other than the representations and warranties set forth in Sections 2(j)(i), (p) and (v)) shall survive until two (2) years after the Closing Date. The representations and warranties set forth in Section 2(p) shall survive for the applicable statute of limitations plus six months and the representations and warranties set forth in Sections 2(j)(i) and (v) shall survive indefinitely. The foregoing periods are herein referred to as the respective "SURVIVAL PERIODS."

      (b)   INDEMNIFICATION BY MERRILL AND PURCHASER.  Merrill and
Purchaser, jointly and severally, agree to save, defend, indemnify and hold harmless Company and the Shareholders from and against (i) any and all loss, liability or damage suffered or incurred by it arising out of or resulting from (A) any untrue representation of, or breach of warranty by, Merrill or Purchaser in any part of this Agreement;
(B) any nonfulfillment of any covenant, agreement or undertaking of Merrill or Purchaser in any part of this Agreement, including without limitation Purchaser's Promissory Note and the Guaranty; (C) any failure to pay and perform Assumed Liabilities; or (D) operation of the Assets or the business associated with the Assets after the Closing Date; and (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing the indemnification rights of Company pursuant to this subsection (b).

      (c) INDEMNIFICATION BY COMPANY AND THE SHAREHOLDERS. Company and each Shareholder, jointly and severally, agree to save, defend, indemnify and hold harmless Purchaser, Merrill and their respective agents, representatives, employees, officers, directors, shareholders, controlling persons and affiliates from and against:

            (i) any and all loss, liability or damage suffered or incurred by Merrill or Purchaser, arising out of or resulting from (A) any untrue representation of, or breach of warranty by, Company or any Shareholder in any part of this Agreement or any Non-Competition Agreement with Company or the Shareholders; (B) any nonfulfillment of any covenant, agreement or undertaking of Company or any Shareholder in any part of this Agreement or any Non-Competition Agreement with Company or the Shareholders; or (C) the failure of Company to comply with the requirements of the Uniform Commercial Code concerning bulk transfers, as in effect in the various states in which the Company has assets, including, without limitation, the requirement of notice to creditors, except that any liability arising out of Purchaser's failure to pay and perform the Assumed Liabilities shall not give rise to any liability of Company or any Shareholder pursuant hereto; or (D) any Retained Liabilities; and

            (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing the indemnification rights of Merrill or Purchaser pursuant to this subsection 8(c).

      Notwithstanding the foregoing, Company and Shareholders shall not be liable to Purchaser or Merrill for any claim under this section related to environmental contamination of a site after the completion of clean up and a remediation plan as to that site, both of which have been approved by the applicable regulatory authorities.

      (d) BASKET AMOUNT. Notwithstanding anything in subsection 8(c) to the contrary, neither Merrill nor Purchaser shall be entitled to any indemnification under subsection 8(c) if the aggregate amount of all claims thereunder (other than those related to the Retained Liabilities related to environmental matters described in subsection 1(b)(iii) ("ENVIRONMENTAL INDEMNITY CLAIMS") is less than $100,000 or, in the case of Environmental Indemnity Claims, the aggregate amount of all claims thereunder is less than $50,000; provided, however, (i) no such limitation shall apply to any claim for indemnification related to a breach of any of the representations and warranties in Section 2(e)(ii) to the extent that the aggregate of all previous claims by Merrill or Purchaser for indemnification under subsection 8(c) (other than Environmental Indemnity Claims) exceeds $50,000, and (ii)if the aggregate amount of all claims equals or exceeds such amounts, then Merrill and Purchaser shall be entitled to full indemnification of all claims under subsection 8(c) in excess of such amounts. The foregoing provisions of
Section 8(d) (other than the basket related to Environmental Indemnity claims) shall not apply to any misrepresentation, breach of warranty or Retained Liability of which either Company or any Shareholder had Knowledge, or any intentional failure to perform or comply with any agreement, and Company and the Shareholder shall be liable for all claims with respect thereto. The parties hereto do not intend that such exception amounts be deemed to be a definition of what is "material" for any purpose in this Agreement.

      (e) RIGHT OF SET-OFF. Upon notice to Company specifying in reasonable detail the basis therefor, Purchaser may set off any amount to which it may be entitled under this Section 8 against amounts otherwise payable under the Purchaser's Promissory Note. The exercise of such right of set-off by Purchaser shall not constitute an event of default under the Purchaser's Promissory Note or any Non-Competition Agreement. Neither the exercise of, nor the failure to exercise, such right of set-off shall constitute an election of remedies nor limit Purchaser in any manner in the enforcement of any other remedies that may be available to it. In addition to the foregoing, Purchaser shall be entitled to withhold payment of the last installment under the Purchaser's Promissory Note and the last payment under each Non-Competition Agreement if, on the date that such payment would otherwise be due, any liability of Company and/or the Shareholders in connection with the St. Augusta Sanitary Landfill/Engen Dump Site located in Stearns County, Minnesota is not completely and finally resolved with no liability on the part of Purchaser or Merrill, or Merrill and Purchaser receive adequate assurances (in their sole discretion) that they are completely and definitively released from any liability in connection with such site. In the event of any permitted assignment of Purchaser's Promissory Note, any set-off pursuant hereto shall be applied proportionately among all assignees.

      (f) CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the
"INDEMNIFIED PARTY") shall promptly provide written notice to the party from whom indemnification is sought (the "INDEMNIFYING PARTY") of the claim and, when known, all of the facts constituting the basis for such claim and the amount or an estimate of the amount of the liability arising therefrom.
Except as otherwise provided in Section 8(g), the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is prejudiced thereby. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a "PROCEEDING"), the Indemnifying Party shall be entitled to participate in the defense of such legal proceedings by counsel of its own choice and at its own expense. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against all losses that may result from such Proceeding, then the Indemnifying Party shall (unless (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect thereto, or
(iii) the claim involves Taxes), be entitled to assume and control the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, after notice from Indemnifying Party to the Indemnified Party of its election so to control the defense thereof, the Indemnifying Party shall not be liable to such the Indemnified Party under this Section for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. If an Indemnifying Party controls the defense of such a Proceeding, (a) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (b) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its consent. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely effect it or its affiliates other than as a result of monetary damages, or the Proceeding involves Taxes, such Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party shall not be bound by any determination of a Proceeding so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder unless the Indemnifying Party has not, within ten (10) days after notice is given of the commencement of a Proceeding, given notice to the Indemnified Party of its election to assume the defense thereof. If the Indemnifying Party does not so assume the defense of such Proceeding, the Indemnifying Party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnifying Party. If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, it shall deliver, within ten (10) days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If the Indemnifying Party shall file timely written notice of objection to any claim for indemnification, the validity and amount of such claim shall be determined by arbitration pursuant to Section 9(n) hereof.

      (g) LIMIT ON CLAIMS. Any claim under this Agreement, including but not limited to any claim for damages, indemnification or right of set off, shall not be enforceable unless the party against whom the claim is made receives written notice of such claim in the manner set forth in Section 8(f) hereof not later than (i) for claims made by Purchaser or Merrill pursuant to
Section 8(c)(i)(A) or Company or the Shareholders pursuant to Section 8(b)(i)(A), the last day of the applicable Survival Period; (ii) for claims made by Purchaser or Merrill pursuant to Section 8(c)(i)(B) or Company or the Shareholders pursuant to Section 8(b)(i)(B), one year after the date of such breach; (iii) for claims made by Purchaser or Merrill pursuant to Section 8(c)(i)(C), the earlier of the date payment is made to a creditor or the date which is two (2) years after the Closing Date; (iv) for claims made by Purchaser or Merrill pursuant to Section 8(c)(i)(D) or Company or the Shareholders pursuant to Section 8(b)(i)(C) or (D), the earlier of (A) the expiration of the applicable underlying statute of limitations plus six months or (B) the date which is four (4) years after the Closing Date, except for claims made by Purchaser or Merrill related to the Retained Liabilities (I) described in Section 1(b)(iii) hereto or (II) arising from the debt assumed by Purchaser or Merrill pursuant to this Agreement and the Liabilities Undertaking and the transactions contemplated thereby, as to which there shall be no time limit.

      (h) LIMIT ON DAMAGES. The aggregate amount payable by Company or the Shareholders to Purchaser or Merrill hereunder shall not exceed the Purchase Price (other than with respect to claims made pursuant to Section 8(c)(i)(D) related to the Retained

Liabilities described in Section 1(b)(iii) hereto, as to which there shall be no limit).


                                 SECTION 9

9.   MISCELLANEOUS PROVISIONS.

      (a) EXPENSES. Except as otherwise provided herein, Merrill, Purchaser and the Shareholders (in the case of the Company) shall each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby, except that Company shall be permitted to pay the reasonable expenses of legal counsel (not to exceed $75,000) incurred by the Shareholders related to the transactions contemplated hereby or on behalf of the Company in connection with corporate "clean-up" matters necessary in connection with the transactions contemplated hereby. Merrill, Purchaser and the Shareholders (in the case of the Company) shall each pay any commission or finder's fee or similar amount incurred by them by agreement or otherwise for retaining or consulting any broker, finder or investment banker in connection with the transactions contemplated by this Agreement.

      (b) TOPPING FEES. In the event that the Closing does not occur prior to January 31, 1994 or this Agreement is terminated other than pursuant to Section 7(a)(i) or (a)(v) hereof and within 12 months after the later of January 31, 1994 or the date of such termination Company or any of the Shareholders close a transaction relating to the acquisition of a material portion of Company, its assets or business, in whole or in part, whether through direct purchase, merger, consolidation, or other business combination (other than sales of inventory in the ordinary course), or more than 25% of the outstanding voting securities of Company, for a consideration in excess of the Purchase Price (pro rated to the extent that less than all of Company is acquired), and Section 4(c) hereof or the first paragraph of Section 12 of the Letter of Intent has been breached, then immediately upon such closing, the Shareholders shall pay, or cause Company to pay, to Merrill or Purchaser the sum of $1.0 million plus all of Merrill's and Purchaser's costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

      (c) AMENDMENT AND MODIFICATION. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; PROVIDED, HOWEVER, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

      (d) WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy shall preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent shall be given in writing in the same manner as for waivers of compliance.

      (e) NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

      (f) NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or
(iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

            If to Company:

                        To:   May Printing Company
                              4110 Clearwater Road
                              St. Cloud, MN  56301

                        With a copy to:

                              Maslon, Edelman, Borman & Brand
                              3300 Norwest Center
                              Minneapolis, MN  55402
                              Attn:  Michael L. Snow

or to such other person or address as Company shall furnish to the other parties hereto in writing in accordance with this subsection.

            If to the Shareholders:

                        To:  Thomas May
                              James Scott May
                              c/o James Scott May
                              2004 South 13th Street
                              St. Cloud, MN  56301

            With a copy to:

                              Maslon, Edelman, Borman & Brand
                              3300 Norwest Center
                              Minneapolis, MN  55402
                              Attn:  Michael L. Snow

or to such other person or address as either Shareholder shall furnish to the other parties hereto in writing in accordance with this subsection.

            If to Merrill or Purchaser:

                        To:   Merrill Corporation
                              One Merrill Circle
                              St. Paul, MN  55108
                              Attn:  Steven J. Machov

            With a copy to:

                              Oppenheimer Wolff & Donnelly
                              45 South Seventh Street
                              Suite 3400
                              Minneapolis, MN 55402
                              Attn:  Bruce A. Machmeier, Esq.
                              Fax:  (612) 344-9376

or to such other person or address as Purchaser shall furnish to the other parties hereto in writing in accordance with this subsection.

      (g) ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, PROVIDED, HOWEVER, that Merrill may assign its rights (but not its obligations) under this Agreement, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, subsidiary of Merrill and Company may assign its right to receive payments (but not its obligations) under the Purchaser's Promissory Note to the Shareholders subject to the terms thereof


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






and the Shareholders may assign such rights to a revocable trust of which they are the sole settlor, beneficiary and trustee. Purchaser shall pay the amounts due and payable under the Purchaser's Promissory Note to such persons or entities and in such amounts as holders of the Promissory Note shall direct in writing provided to Purchaser at least 5 business days prior to the due date of such payment (which payment shall be considered to be made pursuant to the Purchaser's Promissory Note).

      (h) GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Minnesota (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies, except to the extent that the provisions of the Minnesota Corporation Code may apply to the internal affairs of Company.

      (i) COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      (j) HEADINGS. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

      (k) ENTIRE AGREEMENT. This Agreement, the Disclosure Schedule and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedule or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as "this AGREEMENT" or the "AGREEMENT". There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement, including, but not limited to, the Letter of Intent. Provisions of this Agreement shall be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; PROVIDED, HOWEVER, that if any such provision shall become invalid or unenforceable under applicable Law such provision shall be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement shall continue in full force and effect.

      (l) REMEDIES. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements in subsections 4(c) and 4(e) hereof. Accordingly, the


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parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party shall be entitled to injunctive relief against the threatened breach of subsections 4(c) and 4(e) hereof or the continuation of any such breach without the necessity or proving actual damages and may seek to specifically enforce the terms thereof.

      Notwithstanding anything contained in this Agreement to the contrary, Company and the Shareholders, on the one hand, and Merrill and Purchaser, on the other hand, shall only have the right to make a claim against the other for damages (other than a claim for sums owing pursuant to Sections 9(a) or 9(b) hereof, a claim by Merrill or Purchaser against Company or the Shareholders for any breach by Company or the Shareholders of the Section 4(c) hereof, or an indemnification claim pursuant to Section 8 hereof) if the non-claiming party has willfully and materially breached any of its representations, covenants or agreements set forth in this Agreement. For purposes of this provision, a party shall be deemed to have willfully breached any of its representations, covenants or agreements set forth in this Agreement if such party has intentionally and knowingly taken, or intentionally and knowingly failed to take, any action which causes a breach of any of its covenants or agreements set forth in this Agreement. The remedies and rights of the parties hereto shall be cumulative. No party hereto shall be entitled to rescind this Agreement after the Closing.

      (m)   CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

            (i) "KNOWLEDGE" or "BEST KNOWLEDGE" of an entity means knowledge actually possessed by any director or officer of the entity (and, in the case of Company, any Shareholder) and such knowledge as would have or should have come to the attention of any such person in the course of due inquiry and the preparation and negotiation of this Agreement and related Disclosure Schedule and in the course of discharging such individual's duties as a director or officer (or, in the case of Company, a Shareholder) of the entity in a reasonable and prudent manner consistent with sound business practices.

            (ii) "MATERIAL ADVERSE EFFECT," in the case of Company or the Shareholders, means any event, change or occurrence which has or could reasonably be expected (in light of known circumstances) to have a material negative impact on the condition (financial or otherwise), business, results of operations, prospects or going concern value of Company, or the ability of Company to consummate the transactions contemplated hereby. For purposes hereof, a Material Adverse Effect on Company shall be deemed to have taken place in the event that (A) after consultation with any customer of Company


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      which, including its franchises, accounted for sales greater than $1 million of sales in the fiscal year ended December 31, 1992, such customer informs Company, Purchaser or Merrill that it and/or its franchises will reduce the aggregate annual dollar amount of its purchases from Company for calendar 1994 by more than 10% from the totals for the first nine months of 1993 (on an annualized basis) or (B) Purchaser will not be granted "preferred vendor" status with any such customer and its franchisees who require such status in order for Purchaser to do business with such customer or (C) such customer or its franchisees will otherwise change in any way its relationship with Company prior to the Closing or with Purchaser after the closing which could reasonably be anticipated to result in a reduction of revenues from such customer and its franchises for calendar 1994 by more than 10% from the totals for the first nine months of 1993 (on an annualized basis).

            "MATERIAL ADVERSE EFFECT," in the case of Purchaser or Merrill, means any event, change or occurrence which has or could reasonably be expected (in light of known circumstances) to have a material negative impact on the ability of Purchaser or Merrill to consummate the transactions hereby, including without limitation, Purchaser's ability to fulfill its obligations under Purchaser's Promissory Note.

      (n) ARBITRATION. With the sole exception of the injunctive relief contemplated by Section 9(l) hereof, any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation thereof, including without limitation alleged fraudulent inducement thereof, shall be settled by binding arbitration in Minneapolis, Minnesota by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Minnesota for this purpose.

      (o) PRESERVATION OF RECORDS AFTER CLOSING. After Closing Purchaser shall preserve and maintain all books and records relating to the business conducted with the Assets and the Assets sold hereunder for a period of not less than the period that Merrill preserves similar records and grant Company or the Shareholders (at their sole cost and expense) reasonable access at reasonable times to the same for any reasonable purpose.


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






      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MERRILL CORPORATION                            MAY PRINTING COMPANY

By: /s/ John Castro                            By:  /s/ John E. Caye
    --------------------                            ------------------------

  Its: President                                  Its:  President
       ----------------                                 --------------------

MERRILL ACQUISITION                            SHAREHOLDERS:

By: /s/ John Castro                            /s/Thomas May
    --------------------                       ------------------------
                                                  Thomas May

  Its: President                              /s/James Scott May
       ----------------                       --------------------
                                                 James Scott May


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                                    NOTE:

      The following documents are exhibits to the Asset Purchase Agreement and have been omitted pursuant to Item 601(b)(2) of Regulation S-K. These exhibits will be furnished supplementally to the Commission upon request.


Name of Exhibit                                           Number of Exhibit
- --------------                                            -----------------
Trade and Other Names to be Purchased...................    Exhibit 1(a)(1)

Excluded Assets.........................................    Exhibit 1(a)(2)

Liabilities Undertaking.................................    Exhibit 1(b)

Purchaser's Promissory Note.............................    Exhibit 1(c)(2)

Allocation of Purchase Price Among
    the Assets..........................................    Exhibit 1(c)(3)

Bill of Sale............................................    Exhibit 1(f)

Disclosure Schedule.....................................    Exhibit 2

Form of Stock Option....................................    Exhibit 4(l)

Non-Competition Agreement...............................    Exhibit 4(m)

Employment Agreement....................................    Exhibit 4(n)

Opinion of Company Counsel..............................    Exhibit 5(f)

Opinion of Purchaser Counsel............................    Exhibit 6(g)

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